Exhibit 2(B)




                                CONFORMED COPY




                           FIRST AMENDED AND RESTATED


                               ALLIANCE AGREEMENT


                                  by and among


                           SENECA FOODS CORPORATION,


                             THE PILLSBURY COMPANY


                                      and


                        GRAND METROPOLITAN INCORPORATED


                               December 8, 1994,
                          as amended February 10, 1995

                           FIRST AMENDED AND RESTATED
                               ALLIANCE AGREEMENT


                  This Alliance Agreement (the "Agreement") is entered into this 8th day of December, 1994, to be made effective as of the Effective Date (as hereinafter defined), by and among THE PILLSBURY COMPANY, having its principal offices at Pillsbury Center, 200 South Sixth Street, Minneapolis, Minnesota 55402 ("Pillsbury"), SENECA FOODS CORPORATION, having its principal offices at 1162 Pittsford-Victor Road, Pittsford, New York 14534 ("Seneca") and, solely for the purposes set forth in Section 23.8 hereof, GRAND METROPOLITAN INCORPORATED, having its principal offices at Pillsbury Center, 200 South Sixth Street, Minneapolis, Minnesota 55402 ("GMI").

                              W I T N E S S E T H

                  WHEREAS, Pillsbury owns 11 vegetable processing and manufacturing facilities located in the Midwest and Northwest areas of the United States (collectively, the "Pillsbury Plants"). Pillsbury manufactures certain shelf-stable and frozen vegetable products (consisting, on the date hereof, of peas, green beans, corn, asparagus and dry bean products among others) under the Green Giant(R) brands (the "Products") at the Pillsbury Plants;

                  WHEREAS, Seneca owns 16 fruit and/or vegetable processing and manufacturing facilities located in the West, Midwest and Northeast areas of the United States (the "Seneca Plants") and is engaged in businesses similar to the manufacture of the Products;

                  WHEREAS, Pillsbury has particular expertise in the marketing and selling functions and Seneca has particular expertise in the acquiring, processing, manufacturing and packaging of products similar to the Products;

                  WHEREAS, each of Pillsbury and Seneca has determined that it would be mutually beneficial to create a strategic alliance of the parties through which Seneca would engage in the sourcing, processing, manufacturing and packaging of the Products, and Pillsbury would distribute, market and sell the Products, as contemplated herein;

                  WHEREAS, in order to effect the first stage of the alliance, on the date hereof, Pillsbury and Seneca entered into an Asset Purchase Agreement (the "Sale Agreement") which provides for the sale by Pillsbury to Seneca of six of the Pillsbury Plants (the "Sold Plants"), and the closing of the remaining five Pillsbury Plants, on the condition that, among other things, Pillsbury and Seneca enter into this Alliance Agreement;

                  WHEREAS, upon such sale, Pillsbury desires to have, and Seneca desires to provide to Pillsbury, a long-term, strategic supply alliance for the Products;

                  WHEREAS, following such sale, Seneca intends to provide Pillsbury with such long-term, strategic alliance supply from the Seneca Plants and the Sold Plants under this Agreement. As identified on Exhibit A hereto, the Seneca Plants and the Sold Plants located in the Midwest and Northwest are collectively referred to herein as the "Central Division Plants," the Seneca Plants located in the Northeast which will be producing Products under the terms of this Agreement are collectively referred to herein as the "Eastern Division Plants" and the Central Division Plants and the Eastern Division Plants are collectively referred to herein as the "Alliance Plants";

                  WHEREAS, Pillsbury understands that, to improve the cost structure of the strategic alliance, the parties need to maximize production of Product through the Central Division Plants. Pillsbury intends to use the Alliance Plants as the primary provider of Product, so long as the Central Division Plants are the low-cost provider of Product in the aggregate to Pillsbury, in order to assist in maximizing such production;

                  WHEREAS, Pillsbury and Seneca wish to set forth herein their agreement with respect to the terms and conditions under which Seneca will supply the Products to Pillsbury from the Alliance Plants; and

                  WHEREAS, the parties understand that their relationship is strategic in nature and is intended to provide long-term value for each party; and that the parties desire a strategic alliance that recognizes the importance of flexibility, open communication, and management time and commitment.

                  NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                                  DEFINITIONS

As used herein,  the following terms
shall have the following meanings:

"Acceptable Cases"     means Equivalent Cases of Product from an Approved Plant,
which Equivalent Cases Pillsbury has determined meet or exceed all of the requirements set forth in the Quality Documents.

"Accounting Procedures" means, collectively, the accounting principles and procedures governing all aspects of accounting for the expenses, depreciation, overhead charges, pricing of the Products and any other accounting elements of the parties' arrangements under this Agreement, as set forth in Exhibit B hereto.

"Agreement" means this Alliance Agreement.

"Alliance Plants" means, collectively, the Central Division Plants and the Eastern Division Plants, as described on Exhibit A hereto.

"Ancillary Services" means special services such as sample requests and other activities not directly contributing to Product production which are requested by Pillsbury and performed by Seneca.

"Annual Incentive Payment" means the annual incentive payment payable by Pillsbury to Seneca in accordance with the terms of Section 8.1 hereof.

"Annual Pack Plan" means Pillsbury's annual projected volume requirements for all Products to be produced at the Alliance Plants for any Fiscal Year, identifying such requests separately for each Division and by seed type for each major crop category, in the form delivered by Pillsbury to Seneca on or before December 1 of the immediately preceding Fiscal Year.

"Approved Plant" means Alliance Plants approved by Pillsbury pursuant to Section
10.2 hereof.

"ARB" means the Alliance Review Board to be established by the parties pursuant to Section 18.1 hereof. The ARB shall have the authority, except as to matters with respect to which the SRB has authority, to make tactical decisions regarding the business arrangements between the parties.

"Balance Amount" has the meaning set forth in Section 6.4 hereof.

"Central Division" means the operations and business conducted at the Central Division Plants.

"Central Division Plants" means, collectively, the Seneca Plants and the Sold Plants located in the Midwest and Northwest, which are identified on Exhibit A hereto.

"Central Product Cases" means the actual number of Acceptable Cases of all Products produced by Seneca for Pillsbury at the Central Division Plants and shipped therefrom during the Initial Period and, thereafter, the immediately preceding Fiscal Year.

"Central Seneca Cases" means, for the Central Division, the actual number of Equivalent Cases of all products produced by Seneca for itself and for third
parties  at  the  Central   Division  Plants  during  the  Initial  Period  and,
thereafter, each immediately preceding Fiscal Year.

"Change in Control" shall mean:

(a) the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that any person, entity or "group," within the meaning of Section
         13(d)(3) or 14(d)(2) of the Exchange Act, which is not, on the date hereof, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of Seneca's then outstanding voting securities has become such a beneficial owner in a transaction or series of transactions; or

(b) the shareholders of a corporation shall have approved: (i) any consolidationor merger in which such corporation is not the continuing or surviving corporation or pursuant to which shares of such corporation's stock would be converted into cash, securities or other property, other than a merger of such corporation in which shareholders immediately prior to the merger continue to be the beneficial owner of voting securities sufficient to maintain voting control of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such corporation; or (iii) any plan of liquidation or dissolution of such corporation.

"Conversion Schedule" means the conversion schedule set forth in Exhibit D hereto.

"Divisions" means the Central Division and the Eastern Division, collectively.

"Eastern Division" means the operations and business conducted at the Eastern Division Plants.

"Eastern Division Plants" means, collectively, the Seneca Plants located in the Northeast which will be producing Products under the terms of this Agreement, all of which are identified on Exhibit A hereto.

"Eastern Product Cases" means the actual number of Acceptable Cases of all Products produced by Seneca for Pillsbury at the Eastern Division Plants and shipped therefrom during the Initial Period and, thereafter, the immediately preceding Fiscal Year.

"Eastern Seneca Cases" means the actual number of Equivalent Cases of all products produced by Seneca for itself and for third parties at the Eastern Division Plants during the Initial Period and, thereafter, each immediately preceding Fiscal Year.

"ED Can Differential" means, to the extent can supplies are manufactured, or purchased by Seneca especially for use, in the Eastern Division, the incremental cost (on a per Equivalent Case basis) of such cans over the actual Central Division can costs of Seneca for the Products (identified by SKU) produced at the Eastern Division Plants.

"Effective Date" means the date on which this Agreement becomes effective in accordance with Section 2.2 of this Agreement.

"Equivalent Case" shall mean a case containing 24 cans each, having standard 300 x 407 dimensions, or an equivalent amount of Product determined pursuant to the Conversion Schedule.

"Fiscal Year" means the consecutive 12-month period beginning on April 1 and ending on the following March 31 of each year following the Initial Period.

"FME" means, for any Product (identified by SKU), the aggregate fixed manufacturing expenses plus the aggregate warehousing costs for such Product at the Central Division Plant or Plants at which such Product was produced for a Fiscal Year, as more particularly described in the Accounting Procedures.

"FME Holiday Amount" has the meaning set forth in Section 3.4(b) hereof.

"Freight Charge" means the cost to Seneca of shipping Product from any Alliance Plant to the destination designated by Pillsbury. The Freight Charge shall apply only to Product with respect to which Pillsbury requests Seneca to arrange shipping.

"Fully Allocated Costs" means, for any Product (identified by SKU) produced at a Central Division Plant, the sum of the (i) FME allocated to such Product per Equivalent Case for the Fiscal Year in which the Product is produced plus (ii) Variable Costs per Equivalent Case to manufacture such Product for such Fiscal Year.

"GMI" means Grand Metropolitan Incorporated, a Delaware corporation.

"Information" means, collectively, specifications, designs, plans, drawings, information, data, formulas, or other business or technical information whether such information is provided in writing, orally, by samples or by observation.

"Initial  Period"  means the period
between the Effective Date and March 31, 1996.

"Initial Product Inventory" means all finished goods and frozen bulk inventory of Products located at any of the Sold Plants as of the Effective Date.

[Section deleted per application for confidental treatment] "Management Fee"means the annual management fee payable by Pillsbury to Seneca, as such fee may be modified from time to time by mutual agreement of the parties. For the period beginning on the Effective Date and ending on March 31, 1996 , the parties agree that the Management Fee shall, subject to the reconciliation procedures set forth in Section 3.6(b) hereof, be equal to $18,200,000.

"Mandatory Capital" means capital expenditures required to be made in any Sold Plant pursuant to any law, rule, regulation, order or decree issued by any federal, or state or local governmental authority having proper jurisdiction over such Sold Plant, including the Environmental Protection Agency, the Department of Labor (enforcing the Occupational Health and Safety Act) and the Food and Drug Administration. The SRB shall decide whether a particular expenditure constitutes a Mandatory Capital expenditure, and shall resolve all disputes with respect thereto.

"Marks" means, collectively, each party's trade names, logos, trademarks, service marks, trade devices, symbols, codes specifications, abbreviations or registered marks or contractions or simulations thereof.

                  "MIS" means management information systems.

"Net Free Cash Flow" means for any Fiscal Year, the depreciation recognized in the Central Division, less the principal payments made by Seneca on the Note during such Fiscal Year, less any capital expenditures made by Seneca at any Central Division Plant during such Fiscal Year that have been approved by the SRB.

"NonRCP Projects" means any capital expenditure projects affecting any of the Central Division Plants that are not specifically contemplated by the RCP.

"Note" means that certain promissory note defined in the Sale Agreement as the "Note."

"Pack" means the annual harvest for each major crop category.

[Section deleted per application for confidental treatment] "Per Case Tolling Fee" means ten cents ($0.10) per Equivalent Case (including Equivalent Cases of Products sourced by Seneca on behalf of Pillsbury) throughout the term of this Agreement.

"Performance Goals" means the performance goals relating to certain production and planning processes that are critically important for Pillsbury's business requirements, which goals shall be determined in accordance with the terms of Article XIII hereof.

"Pillsbury" means The Pillsbury Company, a Delaware corporation.

"Pillsbury's Annual Commitment" means all Acceptable Cases of Product produced by Seneca in conformity with the Annual Pack Plan, as modified through May 15 of any Fiscal Year, agreed to be purchased by Pillsbury in such Fiscal Year.

"Pillsbury Can Contracts" means the can supply contracts identified in Exhibit E hereto.

"Pillsbury Plants" means, collectively, 11 vegetable processing and manufacturing facilities owned by Pillsbury and located in the Midwest and Northwest areas of the United States.

"Private Label Product" means all vegetable product produced by Seneca for resale to any third party, which is labelled with a generic or other store brand name for such third party, and which is intended to be sold to institutions or,ultimately, to retail consumers primarily in supermarkets (or other retail food distribution outlets) owned or operated by such third party.

"Processes" means production processes.

"Product Inventory" means the inventory of finished Product produced at any Alliance Plant during the term hereof and held by Seneca prior to sale to Pillsbury.

"Product Specifications" means those specifications for producing Product constituting part of the Quality Documents previously delivered by Pillsbury to Seneca, as such specifications may be modified in accordance with the terms of this Agreement.

"Products" means certain shelf-stable and frozen vegetable products (consisting, on the date hereof, of peas, green beans, corn, asparagus and dry bean products among others) under the Green Giant(R) brands (the "Products") manufactured by Pillsbury at the Sold Plants as of the date hereof.

"Proprietary Seed" means all vegetable seed products developed by or for Pillsbury in which Pillsbury claims a proprietary interest and which are used for growing raw vegetables for Products.

"Quality Documents" means, collectively, the Product Specifications, quality systems manual and other quality documents provided to Seneca by Pillsbury and incorporated by reference herein.

"RCP" means that certain capital restructuring program, a copy of which is attached hereto as Exhibit C, as modified from time to time by the SRB.

"RCP Principal Balance" has the meaning set forth in Section 7.2 hereof.

"Released Orders" means the production schedule (of Product) developed by Seneca based upon Pillsbury's rolling, 12-week demand forecast.

"Sale Agreement" means that certain Asset Purchase Agreement, dated December 8, 1994, by and between Pillsbury and Seneca, as amended as of February 10, 1995.

"Seneca" means Seneca Corporation, a New York corporation.

"Seneca Effective Tax Rate" means Seneca's effective United States and New York State combined corporate income tax rate for any Fiscal Year.

"Seneca Inventory" means the following items of inventory owned by Seneca: (i) inventories of supplies (including cans and other containers, packaging materials, labels and ingredients) and vegetable raw materials (including vegetable seed) in existence on the date of termination of this Agreement that would have been used by Seneca to fulfill its obligations to Pillsbury hereunder with respect to Pillsbury's Annual Commitment then in effect if this Agreement were not terminated (including all of Seneca's outstanding orders or contracts for the purchase of such supplies and vegetable raw materials, which Seneca shall assign to Pillsbury and Pillsbury shall accept and assume, to the extent assignable), and (ii) fuels and other miscellaneous items located at the Sold Plants and used in the maintenance or operation of any of the Sold Plants.

"Seneca Plants" means the 16 fruit and/or vegetable processing and manufacturing facilities owned by Seneca and located in the West, Midwest and Northeast areas of the United States.

"Seneca Projection" means, for any Fiscal Year, the projection of vegetable products that Seneca projects to produce, both for itself and for all third party entities contracting with Seneca to manufacture, produce or package vegetable products at the Alliance Plants, for such Fiscal Year.

"Services" means, collectively, sourcing the seed, contracting with the growers, supervising the Pack, processing the harvested vegetables, acquiring the Supplies, packaging, warehousing, acquiring the labels, labeling and, as requested by Pillsbury, shipping the Products.

"Sold Plants" means the six Pillsbury Plants to be sold by Pillsbury to Seneca pursuant to the Sale Agreement.

"SRB" means the Strategic Review Board to be established by the parties pursuant to Section 18.2 hereof. The SRB shall have the authority to make all relevant decisions concerning RCP and NonRCP Projects under consideration (including without limitation, budget, timetable, scope of work and the effect, if any, upon Transfer Price components), and to review and resolve all business, financial, strategic or other unresolved issues or disputes arising under or related to this Agreement.

"Standard Cost" means the estimated Fully Allocated Costs of each Product (identified by SKU), as determined by the parties as of each December 15th.

"Supplies" means all packaging materials (including cans, slipsheets and labels) and operating supplies, such as glue, tape, fumigants, in-plant materials, stretchwrap, tooling and set-up charges, and any other supplies used in, or necessary for, the operations of the Alliance Plants or the production of the Products.

"Total Pack" means the sum of the projected volumes of all vegetable products identified in the Annual Pack Plan and the Seneca Projections for a Fiscal Year, in each case, as initially delivered on or before December 1 of the preceding Fiscal Year.

"Transfer Price" means, for any Product (identified by SKU), the sum of (i) either the Fully Allocated Cost (if known) or, if not known, the Standard Cost per Equivalent Case, for such Product, plus (ii) the Per Case Tolling Fee.

"US GAAP" means generally accepted accounting principles of the United States.

"Variable Costs" means, as calculated in accordance with the Accounting Procedures, for any Product (identified by SKU) produced at a Central Division Plant, the sum of all raw product costs (from sourcing of seed to harvesting of vegetables) for such Product, plus the cost of all ingredients used to process such Product at such Central Division Plant, plus the costs of all Supplies used to package and label such Product at such Central Division Plant, plus the direct labor used in the production of such Product at such Central Division Plant.


                                   ARTICLE I

               SERVICES, SPECIFICATIONS AND ACCOUNTING PRINCIPLES

1.1 The Services. Seneca agrees to perform the Services for Pillsbury at the Alliance Plants in strict compliance with all of Pillsbury's specifications and requirements as provided by Pillsbury to Seneca, as the same may be modified by Pillsbury from time to time in order to anticipate or respond to (i) internal product development or marketing factors or (ii) external customer requests or requirements or market forces; provided that, Seneca shall have a commercially reasonable period of time to adjust to the foregoing modifications. The parties agree that the Services with respect to frozen vegetable Products include bulk frozen vegetable handling for further use at other plants (including the Alliance Plants) designated by Pillsbury, but do not include the process of putting frozen vegetables into final form for sale to customers (which process may be the subject of a separate agreement between the parties).

1.2 Specifications. Seneca agrees to provide the Services for the Products in accordance with all specifications (including the Product Specifications) provided by Pillsbury to Seneca as part of the Quality Documents, which specifications may be amended by Pillsbury from time to time in accordance with the first sentence of Section 1.1 hereof.

1.3 Additional Products. Upon mutual agreement, additional products may be included within this Agreement from time to time.

1.4 Accounting Principles. The Accounting Procedures contemplate modifications thereto from time-to-time, as the parties shall mutually agree. In general, the following principles shall be included in, and be deemed a part of, the Accounting Procedures, until further amended by the parties:

(a) The FME for the Central Division shall include an "off-season" reserve to cover operational contingencies which are a part of Seneca's operating budgets for the Central Division. The off-season reserve shall be consistent with similar reserves created by Seneca for the Seneca Plants prior to the date of this Agreement. The off-season reserves shall not exceed a specified amount to be agreed by the parties on or before each December 15th (in accordance with the terms of the Accounting Procedures) with respect to each Fiscal Year immediately following such December 15th.

(b The operating principle for the parties is that Seneca will operate the Central Division during the term hereof as a "cost center."

(c) Pillsbury's existing accounting policies regarding capitalization of capital investments shall be adopted by Seneca for purposes of calculating the effects on the Fully Allocated Costs at the Central Division of Seneca's capital investments in the Central Division Plants, as contemplated by Article VII of this Agreement. Such policies may be changed from time to time by mutual agreement of the parties.

                                   ARTICLE II

                              TERM; EFFECTIVE DATE

2.1 Term. This Agreement shall become effective on the Effective Date, shall continue for an initial term ending on December 31, 2014, and shall automatically be extended for additional terms of five years unless terminated in writing by one of the parties (other than as provided in Section 19.1 hereof) upon written notice delivered by one party to the other hereto, with the consequences set forth in Section 19.2(a) hereof. Such written notice shall, except as set forth below, be effective upon the 12-month anniversary thereof and may be delivered at any time, but must be delivered at least 12 months in advance of the last day of the initial term or any additional five-year term. Accordingly, if either party gives written notice of termination (other than pursuant to Section 19.1) when the remaining period of the initial term or any five-year extension thereof is less than 12 months, this Agreement shall automatically be extended for an additional five-year term.

2.2 Effective Date. This Agreement shall become effective as of the "Closing" on the "Closing Date" (as each such term is defined in the Sale Agreement). In the event the Sale Agreement is terminated prior to the Closing, this Agreement shall be void.


                                  ARTICLE III

                            PRICE AND PAYMENT TERMS

3.1 General Pricing Principles. The following principles shall apply to determining all Transfer Prices hereunder:

(a) The Transfer Prices paid by Pillsbury to Seneca for Acceptable Cases of Products [Section deleted per application for confidental treatment]shall be determined on a "cost plus" basis, and shall be calculated separately for each type of Product (identified by SKU) produced at the Central Division Plants, all as further described in this Article III.

(b) Standard Costs for each type of Product (identified by SKU) shall be based upon Seneca's good faith estimates (as determined in accordance with the Accounting Procedures) of the Fully Allocated Costs prior to the start of each Fiscal Year based on the prior Fiscal Year's Fully Allocated Costs (as adjusted for inflation and reasonable projections of future costs) for such Product, and of the Annual Pack Plan and the Seneca Projection for the Central Division for such Fiscal Year. On or before the April 1st of each Fiscal Year, the parties shall agree on the Standard Costs for each Product (identified by SKU), and the ED Can Differential, for the Fiscal Year.

(c) As soon as is reasonably practicable, the Fully Allocated Costs of a Product (identified by SKU) shall replace the Standard Cost in the Transfer Price for such Product.

(d)On or before May 31 of the following Fiscal Year, the parties shall calculate the actual amount of Acceptable Cases of each Product (identified by SKU) produced, the actual Transfer Price therefor and the ED Can Differential in the immediately preceding Fiscal Year, and reconcile the overpayments or underpayments made during the preceding Fiscal Year in the manner set forth in Section 3.6(c) hereof.

(e) All frozen vegetable Products (and third party frozen vegetable products) produced by the Central Division shall be converted to Equivalent Cases in accordance with the Conversion Schedule. All other Products produced by the Central Division that are not packaged in standard-sized cans of 300 x 407 dimensions shall also be converted into Equivalent Cases in accordance with the terms of the Conversion Schedule. The Conversion Schedule shall also be used, as necessary, with respect to frozen vegetable and other Products produced by the Eastern Division.

(f) All Fully Allocated Cost factors shall be determined from the books and records of Seneca maintained in accordance with US GAAP, as more specifically described in the Accounting Procedures.

(g) Notwithstanding anything to the contrary set forth in this Agreement, all corporate overhead costs of Seneca incurred through or on behalf of Seneca's Pittsford, New York corporate headquarters, including without limitation, the costs incurred by its corporate management, sales and marketing organization (wherever located) and its finance, customer service, MIS, legal, accounting, human resource and other, similar groups shall be excluded, for all purposes, from the calculations and determinations of all Product costs and Transfer Prices hereunder.

 3.2 Central Division Transfer Prices. The price charged by Seneca to Pillsbury for all Acceptable Cases of Products (identified by SKU) produced at the Central Division Plants shall be equal to the Transfer Prices for such Products then in effect, and the Fully Allocated Costs with respect to each such Transfer Price shall be the same for identical products (identified by SKU) produced by Seneca at the Central Division Plants for use in Seneca's business. Freight Charges, if any, applicable to the invoiced Acceptable Cases of Product will be invoiced separately by Seneca. In addition, as described in Section 3.6(b) below, Pillsbury shall separately pay the Management Fee.

3.3 Eastern Division Transfer Prices. The price charged by Seneca to Pillsbury for all Acceptable Cases of Products (identified by SKU) produced at any Eastern Division Plant shall be calculated by adding [Section deleted per application for confidental treatment]adding thirty cents ($0.30 U.S.) per Equivalent Case to the Transfer Prices for such Products then in effect. In addition, to the extent can supplies are manufactured, or purchased by Seneca especially for use, in the Eastern Division, Seneca shall include in its invoice to Pillsbury the ED Can Differential.

3.4      Special Pricing Exceptions.

(a) Non-Vegetable Costs. Notwithstanding any other provision of this Agreement to the contrary, all costs and expenses of the Central Division (including without limitation, FME, variable manufacturing costs, overhead and depreciation charges) that are not related to the delivery of the Services to Pillsbury (with respect to the Products) or to the manufacture and production of vegetable products for Seneca or other, third party customers of Seneca shall, for purposes of this Agreement, be deemed not to constitute a part of the costs of the Central Division and shall, instead, be allocated by Seneca to the costs of the Eastern
     Division.   The   determination   of  whether   any  costs   constitute
     "non-vegetable costs" for purposes of this Section 3.4(a) shall be made by the SRB. The calculation of such non-vegetable product costs shall be made in accordance with the Accounting Procedures.

         [Section deleted per application for confidental treatment (b) One-Time FME Calculation. During the period from the Effective Date through March 31, 1995 (or April 30, 1995, if Seneca has not adopted March 31 as its fiscal year-end by March 31, 1995), the FME for the Sold Plants (which amount shall be calculated in accordance with the Accounting Procedures) shall be deemed to be zero for any purpose under this Agreement; provided that, upon the termination of this Agreement, for whatever reason, such amount (the "FME Holiday Amount"), ] (b) One-Time FME Calculation. During the period from the Effective Date through March 31, 1995 (or April 30, 1995, if Seneca has not adopted March 31 as its fiscal year-end by March 31, 1995), the FME for the Sold Plants (which amount shall be calculated in accordance with the Accounting Procedures) shall be deemed to be zero for any purpose under this Agreement; provided that, upon the termination of this Agreement, for whatever reason, such amount (the "FME Holiday Amount"), without interest, shall be paid by Pillsbury to Seneca in accordance with the terms of Section 19.2 hereof.

[Section deleted per application for confidental treatment] in accordance with the terms of Section 19.2 hereof.

(c) Pillsbury Can Contracts. As of the Effective Date, Pillsbury is a party to each of the Pillsbury Can Contracts. (b) One-Time FME Calculation. During the period from the Effective Date through March 31, 1995 (or April 30, 1995, if Seneca has not adopted March 31 as its fiscal year-end by March 31, 1995), the FME for the Sold Plants (which amount shall be calculated in accordance with the Accounting Procedures) shall be deemed to be zero for any purpose under this Agreement; provided that, upon the termination of this Agreement, for whatever reason, such amount (the "FME Holiday Amount"), without interest, shall be paid by Pillsbury to Seneca in accordance with the terms of Section 19.2 hereof.[Section deleted per application for confidental treatment] Pursuant to the terms of the Sale Agreement, the parties intend for Seneca to assume the Pillsbury Can Contracts for the purpose of providing supplies of cans for the Products and, to the extent obtainable, supplies for other products manufactured by Seneca for third parties at the Alliance Plants. (b) One-Time FME Calculation. During the period from the Effective Date through March 31, 1995 (or April 30, 1995, if Seneca has not adopted March 31 as its fiscal year-end by March 31, 1995), the FME for the Sold Plants (which amount shall be calculated in accordance with the Accounting Procedures) shall be deemed to be zero for any purpose under this Agreement; provided that, upon the termination of this Agreement, for whatever reason, such amount (the "FME Holiday Amount"), without interest, shall be paid by Pillsbury to Seneca in accordance with the terms of Section 19.2 hereof.

         [Section deleted per application for confidental treatment] In accordance with the foregoing, Seneca shall be entitled to supply cans from other sources, including Seneca, to the three Central Division Plants that were owned by Seneca prior to the date hereof. Further, Seneca shall be entitled to supply cans from other sources, including Seneca, to the Eastern Division Plants; (b) One-Time FME Calculation. During the period from the Effective Date through March 31, 1995 (or April 30, 1995, if Seneca has not adopted March 31 as its fiscal year-end by March 31, 1995), the FME for the Sold Plants (which amount shall be calculated in accordance with the Accounting Procedures) shall be deemed to be zero for any purpose under this Agreement; provided that, upon the termination of this Agreement, for whatever reason, such amount (the "FME Holiday Amount"), without interest, shall be paid by Pillsbury to Seneca in accordance with the terms of Section 19.2 hereof.

         [Section deleted per application for confidental treatment]

(c) Pillsbury Can Contracts. As of the Effective Date, Pillsbury is a party to each of the Pillsbury Can Contracts. Exhibit E sets forth the pricing received by Pillsbury under each of the Pillsbury Can Contracts, the term thereof and other pertinent information with respect to the Pillsbury Can Contracts. Pursuant to the terms of the Sale Agreement, the parties intend for Seneca to assume the Pillsbury Can Contracts for the purpose of providing supplies of cans for the Products and, to the extent obtainable, supplies for other products manufactured by Seneca for third parties at the Alliance Plants. Seneca agrees that, whether or not the Pillsbury Can Contracts are assignable to Seneca, the costs to Seneca of procuring cans for the Products at the Central Division Plants (wherever procured) shall be deemed to be equal to the costs set forth in Exhibit E hereto for the remainder of the terms of the Pillsbury Can Contracts set forth in Exhibit E. In accordance with the foregoing, Seneca shall be entitled to supply cans from other sources, including Seneca, to the three Central Division Plants that were owned by Seneca prior to the date hereof. Further, Seneca shall be entitled to supply cans from other sources, including Seneca, to the Eastern Division Plants; provided that, the price paid shall not exceed the price available to Pillsbury, as delivered to the Eastern Division Plant or Plants, pursuant to the third party commercially available supply contracts.

(d) Bulk Asparagus Transfers. Seneca understands that Pillsbury currently transfers bulk, trimmed and unprocessed asparagus from the Sold Plant located in Dayton, Washington to Pillsbury's Canadian division at cost. Seneca hereby agrees to continue to provide bulk, trimmed and unprocessed asparagus to the Canadian division of Pillsbury as and when requested by the Canadian division (in the same manner as the Canadian division currently makes such request) at a price equal to Fully
         Allocated Cost for such bulk asparagus, in accordance with the Accounting Procedures.

3.5      Price Assumptions; Title Transfer.

(a) Seneca shall provide, at its expense (to be included in the Transfer Price), all components of Variable Costs.

(b) The Transfer Prices include all costs of maintaining and operating the Alliance Plants, including all production costs, packaging and packing services, Supplies, materials, receiving services, administrative services, quality assurance testing and inventory control procedures needed to source, process, manufacture, package and label the Products and provide information to Pillsbury in accordance with all of Pillsbury's specifications and requirements as provided by Pillsbury to Seneca. There are no fees, equipment costs or facility costs of the Alliance Plants (other than Pillsbury's pro rata share of those incurred by the Central Division, which are included in the Transfer Prices) to be paid by Pillsbury, other than the inventory warehousing charges described in Article VI hereof and other than for Ancillary Services, as defined in 3.7 below.

(c) Seneca shall pay for ingredients and Supplies, and, except as otherwise expressly set forth in the second sentence of Section 6.1 hereof, or in
         Section 6.2 hereof or in the last sentence of Section 6.3 hereof, or in
         Section 6.4 hereof, freight, warehouse storage and handling, and Product storage and handling. Except as otherwise set forth in Section
         6.3 hereof, title to the finished Products delivered by Seneca to Pillsbury shall transfer [Section deleted per application for confidental treatment]F.O.B.
         the Alliance Plant (whether shipment is by truck or rail).

                                            3.6      Payment Terms.

 (a) Product Invoices. Except as otherwise contemplated by Section 6.3 hereof, Seneca shall invoice Pillsbury at the time of shipment of Products from any Alliance Plant for all Acceptable Cases of Product produced hereunder. The invoice shall identify the applicable Transfer Prices for the shipped Product. Terms of payment shall be net fifteen (15) days from the date of invoice. Payment shall be made by wire transfer of immediately available funds to an account designated by Seneca.
         Invoices not paid within 15 days of the date thereof shall accrue interest at the rate of one percent (1%) per month. Accrued interest will be paid by wire transfer of immediately available funds to an account designated by Seneca; such accrued interest will not be accounted for as revenues of the Central Division, but shall be deemed corporate revenues of Seneca. The invoice will reference item code and product name, number of Acceptable Cases, Transfer Prices and amount due.

  (b)Management Fee Invoices. In addition to the invoices described in Section 3.6(a) above, Seneca shall invoice Pillsbury on a calendar quarterly basis for the aggregate Management Fee for the preceding calendar quarter, as reconciled for each calendar quarter in accordance with this Section 3.6(b). Each quarterly payment shall be made by wire transfer of immediately available United States funds (to an account designated by Seneca to Pillsbury) on the first business day of the calendar month immediately following the end of each such calendar quarter (i.e., April 1, July 1, October 1, January 1, or the next business day thereafter). On or before the 15th day of the calendar month following the end of each calendar quarter hereafter, Seneca and Pillsbury shall reconcile any material overpayment or underpayment of the Management Fee for the preceding calendar quarter.

 (c)Year-End Reconciliation Procedures. On or before the May 31st following the end of the Initial Period, and of each Fiscal Year thereafter, Seneca shall compute (and Pillsbury shall approve), in accordance with the Accounting Procedures, the Central Product Cases, the Eastern Product Cases, the Central Seneca Cases and the Eastern Seneca Cases. In addition, on or before May 31st of each Fiscal Year, Seneca shall determine (and Pillsbury shall approve) the actual Transfer Prices for each Product (by SKU) in accordance with the terms of the Accounting Procedures, utilizing the Central Product Cases and Central Seneca Cases for such relevant time period. If Pillsbury has underpaid Seneca for the aggregate of all Acceptable Cases of Products produced in the preceding Fiscal Year (or Initial Period) by Seneca at the Alliance Plants and shipped therefrom, then Seneca will invoice Pillsbury for the amount of such underpayment and Pillsbury will (subject to its rights to audit and dispute such amounts set forth in the Accounting Procedures) pay such amount within thirty (30) days of the invoice date. If Pillsbury has overpaid Seneca for the aggregate of such Acceptable Cases, Seneca shall refund such overpaid amounts within 30 days after such computation. No interest shall accrue to either party for any amount that the actual aggregate Transfer Prices have been overpaid or underpaid for such period. The parties intend that the result of the aggregate payments made by Pillsbury to Seneca for any Fiscal Year, after giving effect to the foregoing year-end reconciliation, is that Seneca shall have realized a profit of [Section deleted per application for confidental treatment] $.10 per Acceptable Case of Product produced for such Fiscal Year (exclusive of any Annual Incentive Payments paid pursuant to Section 8.1 hereof).

 (d) "Open Book Policy". Seneca understands and agrees that this Agreement requires Seneca to maintain complete and accurate books and records with respect to the Central Division (and, solely to enable Pillsbury to audit the ED Can Differential determinations, the Eastern Division) in accordance with US GAAP, and to maintain them on an "open book" basis. Therefore, for a period of at least seven years after each March 31st during the term of this Agreement, Seneca shall maintain complete and accurate accounting books and records in accordance with standard accounting practices to substantiate all Transfer Price components for the Central Division, and the ED Can Differential for the Eastern Division, for the Fiscal Year ending on such March 31st, and any proposed year-end adjustments thereto. Seneca shall make such records available to Pillsbury or Pillsbury's agents to the extent necessary to enable Pillsbury to verify, to Pillsbury's satisfaction, the Transfer Prices and the ED Can Differential and otherwise support all Transfer Price components, all as more fully described in the Accounting Procedures.

 (e) Shrinkage. Product shrinkage during the packaging and warehousing stages of production occurring within the aggregate limits set forth in Exhibit F will be charged to Variable Costs, for purposes of calculating Fully Allocated Costs, in accordance with the terms of the Accounting Procedures. Seneca shall be responsible for Product shrinkage during the packaging and warehousing stages of production in excess of the aggregate limits set forth in the attached Exhibit F (and shall not include costs related thereto in Fully Allocated Costs). Any Product that is not accepted by Pillsbury for failure to meet the Product Specifications required for Acceptable Cases will not be paid for by Pillsbury and the costs thereof shall be excluded from the Central Division costs, to the extent said costs exceed the agreed upon shrinkage rate. The parties agree that such amounts shall initially be similar to Pillsbury's actual experience for similar products at the Sold Plants prior to the date hereof. On or before each December 1st, the parties shall agree upon the expected shrinkage performance amounts for the upcoming Fiscal Year and such amounts shall be attached hereto and incorporated herein as amended Exhibit F.

 (f) Yields and Recoveries. Seneca agrees to use its best efforts to maximize yields and recoveries of raw materials used in the production of Products for each Product (identified by SKU) in each geographic area. Pillsbury understands that force majeure events, the most common of which is weather, may affect Seneca's ability to achieve specific yields and recoveries for any Product in any given Pack. Therefore, the parties agree that Seneca shall be obligated at all times during the term of this Agreement to achieve, for any Pack, yields and recoveries for each Product (identified by SKU) in each geographic area that are at least equal to normal industry standards for such Products in such geographic areas.

3.7 Ancillary Services and Other Special Services. The Product prices described above exclude costs of the Ancillary Services. The SRB shall agree in writing on prices for Ancillary Services. Invoices for Ancillary Services shall be paid net thirty (30) days from the date of invoice, provided that an explanation of charges and supporting documents accompany the invoice.

3.8 Pillsbury Right of Offset. During the term of this Agreement, and so long as the Note (including any refinancing thereof) remains outstanding, Pillsbury shall have the right, without notice or demand therefor, to offset against any payment or payments to be made by Pillsbury to Seneca under this Agreement the full amount of all interest due and owing at any time under the terms of the Note (and any refinancing thereof). Delay or failure to act by Pillsbury shall not preclude the exercise or enforcement of Pillsbury's rights and remedies under this Section 3.8, and no waiver of such rights and remedies shall be effective unless such waiver is delivered in a writing duly executed by an authorized officer of Pillsbury.

As set forth in the preceding paragraph, Pillsbury shall be entitled to offset, in accordance with the terms of such preceding paragraph, any accrued but unpaid interest under the Note that has become due and payable. Pillsbury, however, shall not, under any circumstances, be entitled to offset any payments of principal under the Note (whether or not past due) pursuant to such preceding paragraph, or, so long as any "Senior Indebtedness" (as defined in the Note) is outstanding, any common law, contractual or statutory right (including any such right pursuant to the Bankruptcy Code of 1978, as amended (the "Bankruptcy Code")) or otherwise, nor, so long as any Senior Indebtedness is outstanding, may any principal obligation under the Note be satisfied pursuant to any counterclaim against Seneca held by Pillsbury; and Pillsbury hereby irrevocably waives (solely for the benefit of the "Senior Creditors" (as defined in the Note) and not for the benefit of Seneca) any right to assert any such rights of offset or counterclaim as they relate to the repayment or recovery of principal due under the Note (but the foregoing waiver shall not affect Pillsbury's rights, if any, to offset or counterclaim with respect to any other amounts owed to Pillsbury by Seneca under any other instrument or agreement).



                                   ARTICLE IV

                                     VOLUME

 4.1 Annual Pack Plan. Pillsbury shall deliver to Seneca its projected Product volume requirements from the Alliance Plants for each Fiscal Year as follows:

(a) On or before December 1st of each Fiscal Year after the date hereof, Pillsbury shall supply to Seneca Pillsbury's Annual Pack Plan for the next succeeding Fiscal Year.

(b) On or before the January 10th following the initial submission of the Annual
    Pack  Plan,  Pillsbury  will  provide  Seneca  with  all   significant
    adjustments  to the  projected  volumes  set forth in such  Annual Pack
    Plan.

(c) On or before the immediately succeeding March 15th (and, in all events, before planting of the vegetable crops for that Fiscal Year's Products has begun), Pillsbury will complete its review of the projected Product mix set forth in the Annual Pack Plan and will notify Seneca of changes to the projected Product mix resulting from such review. Pillsbury acknowledges that, by March 15th, there will be little opportunity for Seneca to alter the acreage under contract to be planted with respect to the Products for such Fiscal Year.

(d) On or before the immediately succeeding May 15th (and, in all events, before the Pack for that Fiscal Year's Products has begun), Pillsbury will submit to Seneca its additional, minor adjustments to the Product mix (identifying all such changes by seed type and Division).

(e) Thereafter, as the Pack for such Fiscal Year is progressing, Pillsbury shall be entitled to seek further adjustments in the Product mix as circumstances warrant.

(f) Seneca shall identify and provide reasonable written notice to Pillsbury of any potential capacity or operational conflicts as a result of the Annual Pack Plan. The parties agree to use all reasonable efforts to
    alleviate  such  conflicts,   including   altering  inventory  targets,
    building or depleting inventory and switching production to other Alliance Plants or facilities. However, Pillsbury shall, at all times during the term of this Agreement, have first priority for production capacity in the Alliance Plants for volume as set forth in Exhibit G.

4.2 Seneca Projection. Seneca shall follow the same requirements as are set forth in Section 4.1(a) above with respect to the annual Seneca Projection. The Seneca Projection for the Initial Period shall be delivered on or before the Effective Date.

4.3 Pillsbury's Purchase Commitment. For any Fiscal Year, Pillsbury agrees to purchase Pillsbury's Annual Commitment.

4.4 Pack and Commitment Variations. The parties understand and agree that the parties' ability to meet the projected volume of product set forth in the Total Pack (and, therefore, Pillsbury's Annual Commitment) are subject to variations due to force majeure events, the most common of which is weather. Therefore, the parties agree to pro rate both shortages and surpluses (in each case, of "Extra-Standard" and/or "Fancy" quality product (as such terms are commonly understood in the vegetable processing industry)) in the Total Pack for any Fiscal Year in direct proportion to the parties' respective Annual Pack Plan and Seneca Projections in effect on the December 1 of the preceding Fiscal Year. Shortages and surpluses (in each case, of "Extra-Standard" and/or "Fancy" quality product (as such terms are commonly understood in the vegetable processing industry)) in the Total Pack shall be measured by major crop category covered by this Agreement and separately for each of the Central Division and the Eastern Division.

Seneca shall use its good faith efforts to cooperate closely with Pillsbury to revise Product mix in years of Product shortages, as may be reasonably requested by Pillsbury. In addition, at Pillsbury's request, Seneca agrees to sell any "Extra-Standard" quality Product upon terms to be mutually agreed.

4.5 Dry Bean Production. Pillsbury shall be responsible for the production of dry bean Products until Pillsbury's production of dry bean Products in 1995 has ceased. Thereafter, at Pillsbury's request, Seneca shall be responsible for production of dry bean Products after allowing for a reasonable period of time to transfer the equipment with respect to dry bean Products to one or more Central Division Plants.


                                   ARTICLE V

                          FINISHED PRODUCT SCHEDULING

5.1     Finished Product Scheduling.

(a) Seneca shall be responsible for producing sufficient labelled Product to maintain Pillsbury's demand forecast.

(b) Pillsbury shall provide Seneca, on a daily basis, with a rolling 12-week demand forecast, specified by individual Product at the SKU level. Seneca shall then calculate the Released Orders for each Alliance Plant that will meet the demand forecast for each Product. Seneca shall transmit to Pillsbury each day, via electronic data interchange, daily production and labeling performance, as well as the Released Orders for the next one-to-two week time period.

(c) Seneca shall use its best efforts to produce according to the Released Orders transmitted to Pillsbury. Seneca shall notify Pillsbury promptly if the actual case fill rate of Acceptable Cases for any Released Order is less than 100%.

(d) Seneca shall take all necessary steps to produce Product to meet Pillsbury's demand forecast. The parties agree to submit for SRB review and assessment Pillsbury's increased costs or expenses that result from Seneca's failure to maintain adequate labelled inventory levels to meet demand forecasts, and Seneca's increased costs that result from extraordinary steps taken by Seneca to maintain adequate labelled inventory levels to meet demand forecasts.

5.2 Labelling Capacity Requirements. Pillsbury shall provide Seneca on a monthly basis a rolling 12-month labelled finished Product demand forecast. Seneca shall identify and provide reasonable written notice to Pillsbury of any potential labelling capacity issues. The parties agree to use all reasonable efforts to alleviate such issues, including altering labelled finished Product Inventory targets, building or depleting inventory and switching production to other plants or facilities. However, Pillsbury shall at all times have first priority for labelled finished Product production capacity in the Alliance Plants as set forth in Exhibit H.

5.3   Packaging Supplies.

(a) Seneca shall maintain at each Alliance Plant appropriate inventory to ensure that packaging Supplies are available to support the production of Released Orders.

(b) Seneca shall notify Pillsbury of any packaging Supplies which do not conform to the Product Specifications. In addition, Seneca shall notify Pillsbury of any supplier problems or inventory difficulties, but Seneca shall not be responsible for expenses incurred by Pillsbury with respect to packaging Supplies for causes beyond Seneca's control.

(c) Unless otherwise requested, Seneca shall receive all packaging Supplies upon arrival at the Plants and shall transmit to Pillsbury on a daily basis all requested information regarding receipt of packaging Supplies at each Plant, including but not limited to the following:

    (i)      receipt date;
    (ii)     vendor name;
    (iii)    quantity received;
    (iv)     Pillsbury specification number;
    (v)      Pillsbury purchase order number; and
    (vi)     such other information as is reasonably requested by Pillsbury.

                                   ARTICLE VI

                              INVENTORY MANAGEMENT

6.1 Initial Product Inventory. Pursuant to the terms of the Sale Agreement, all Initial Product Inventory shall remain the property of Pillsbury. The cost of labelling and handling the Initial Product Inventory shall be charged to Pillsbury when the Initial Product Inventory is shipped to Pillsbury.

Seneca shall maintain all Initial Product Inventory at the respective Sold Plant at which it is presently located in conformity with the terms therefor contained in the "Quality Documents" (defined in Section 9.1 hereof) previously delivered by Pillsbury to Seneca. So long as Seneca observes such terms, the risk of loss for the Initial Product Inventory shall remain with Pillsbury. Seneca shall ship the Initial Product Inventory in accordance with Section 6.4 hereof.

6.2  Warehousing Cost.  Except as otherwise set forth in Section 6.1 above or in
Section 6.3 below, Seneca shall retain title to all Product Inventory until the date of shipment thereof from an Alliance Plant to the destination designated by Pillsbury. Until such shipment, Seneca shall store and handle all Product Inventory in conformity with the terms contained in the Quality Documents. The warehousing cost charged hereunder for each Product in the Pack to occur in each Fiscal Year shall be included in the Standard Cost for such Product for such Fiscal Year.

6.3 Sale of Products to Pillsbury. Product Inventory from the prior Pack which remains unsold as of the dates set forth in Exhibit I hereto shall be sold, and title shall pass, to Pillsbury as of each such date at the actual Transfer Prices for the applicable Products (identified by SKU) in effect for such prior Fiscal Year (determined pursuant to the terms of Section 3.6(c) hereof and the Accounting Procedures). Terms of payment shall be net fifteen (15) days of the date of invoice. The risk of loss and insurance liability for all Product Inventory sold to Pillsbury pursuant to the terms of this Section 6.3 shall remain with Seneca after the date of sale hereunder, until such Product Inventory is shipped [Section deleted per application for confidental treatment] F.O.B. the Alliance Plant; provided that, Seneca shall not be responsible for degradation in quality of frozen bulk vegetable Product Inventory due solely to the passage of time so long as Seneca observes the terms contained in the Quality Documents with respect to storage and handling of such Product. The monthly warehousing cost for Product Inventory from the prior Pack which remains unsold as of the dates set forth in Exhibit I hereto will be equal to [Section deleted per application for confidental treatment] one-twelfth (1/12) of the annual warehousing costs (including insurance costs applicable thereto) agreed upon pursuant to Section 6.2 above.

6.4 Inventory Shipping. In general, Pillsbury intends to have Product Inventory shipped [Section deleted per application for confidental treatment] F.O.B. the Alliance Plant. As and when requested by Pillsbury, however, Seneca shall ship designated Product from the identified Alliance Plant to the destination designated by Pillsbury in strict compliance with Pillsbury's notice. Pillsbury's notice shall designate the carrier, the amount of Product (by SKU) to be shipped, pallet or shipment configuration, date and time of shipment and delivery, and destination point. If applicable, Seneca will invoice Pillsbury at the time of shipment in the amount of the applicable Freight Charge for the Product shipped pursuant to Seller's request. If applicable, terms of payment shall be net fifteen (15) days of the date of invoice.

6.5 Negative Pledge. During the term of this Agreement and except as otherwise required by applicable federal law, Seneca shall not agree with or consent to or otherwise permit any third party to take or maintain any lien, security interest, mortgage, pledge or other encumbrance upon any (i) finished Product or
(ii) frozen bulk vegetables held for use by Pillsbury.


                                  ARTICLE VII

                              CAPITAL EXPENDITURES

7.1Restructuring Capital Plan. In order to achieve the operating and production goals of the parties under this Agreement, Seneca acknowledges that significant, long-term capital investment will be required to be made in the Sold Plants. The RCP contemplates a capital expense of approximately $50 million (U.S.) over a period of two years. Subject to any differing determination of the SRB, Seneca shall be solely responsible for managing the capital projects outlined in the RCP at the Alliance Plants.

The aggregate estimated capital costs of the RCP include, for each project, the costs of purchasing and installing new equipment and any refurbishment of the Sold Plants necessary to accommodate such equipment. With respect to any identified RCP project, the SRB shall prepare and agree (prior to the commencement of such project) upon a project memorandum which sets forth the total capital cost of such project, a timetable, milestones and a project cash flow. If actual costs for the RCP projects in the aggregate exceed $50 million (U.S.), Seneca shall be solely responsible for such costs and shall not, directly or indirectly, include such costs in its bills, invoices or other requests for payment (including Product invoices) to Pillsbury under this Agreement. In addition, if actual costs for the RCP projects with respect to any Central Division Plants, in the aggregate, [Section deleted per application for confidental treatment], Seneca shall be solely responsible for all depreciation charges with respect thereto and shall not, directly or indirectly, include such costs in its bills, invoices or other requests for payment (including Product invoices) to Pillsbury under this Agreement.

7.2 Amortization of RCP Investment. Any Annual Incentive Payments received by Seneca pursuant to Section 8.1 hereof shall, after deducting taxes payable thereon (using the Seneca Effective Tax Rate for the Initial Period or such Fiscal Year), be deemed to have been used by Seneca to repay, on the date received by Seneca, principal on any amounts of indebtedness then outstanding with respect to the RCP ("RCP Principal Balance"). From January 1, 2001 until the RCP Principal Balance has been fully retired by Seneca, Seneca shall be deemed to have repaid, on March 31 of each Fiscal Year, the RCP Principal Balance by an amount equal to the Net Free Cash Flow generated from the preceding Fiscal Year. From January 1, 2005 until the RCP Principal Balance has been fully retired by Seneca, Seneca shall be deemed to have repaid, on March 31 of each Fiscal Year thereafter, in addition to Net Free Cash Flow, the following amount to repay the RCP Principal Balance: an amount equal to (i) the aggregate amount of the Per Case Tolling Fee for all Acceptable Cases of Product invoiced by Seneca to Pillsbury in the preceding Fiscal Year less (ii) the product of such aggregate amount multiplied by the Seneca Effective Tax Rate for such Fiscal Year.

7.3     NonRCP Projects.   Approval of any NonRCP Projects shall be the sole
responsibility of the SRB. Seneca shall fund the costs of such projects. To the extent agreed by the SRB, the depreciation related to such NonRCP capital expenditures shall be included in the Transfer Price calculations more fully described in Article III of this Agreement.

7.4 Mandatory Capital Investments. If Seneca is required to make a Mandatory Capital investment during the term of this Agreement, then Seneca shall just satisfy such investment from Net Free Cash Flow. If such source provides insufficient funds to satisfy the required Mandatory Capital investment, Pillsbury shall make a cash payment to Seneca in an amount equal to such funding deficiency (the "Balance Amount"). As Seneca depreciates the Balance Amount portion of such Mandatory Capital investment (which depreciation shall be determined in accordance with the terms of the Accounting Procedures), it shall provide Pillsbury with a credit against Pillsbury's purchases of Products hereunder up to the full amount of such depreciation.

7.5 Sales Tax Refunds. Seneca agrees to apply for any refunds or rebates available to it under applicable state or local laws, regulations or ordinances with respect to the payment of sales taxes related to any capital expenditures contemplated by the RCP or as otherwise approved by the SRB (including NonRCP Project). To the extent that Seneca obtains any such refunds or rebates, Seneca shall apply them, on the books and records of Seneca in accordance with US GAAP as consistently applied, to reduce the value of the capital asset in the Central Division for which the subject capital expenditure was made, and shall be deemed to have reduced the outstanding principal balance (if any) of the indebtedness which funded such capital expenditure.


                                  ARTICLE VIII

                                COST REDUCTIONS

8.1 Cost Reduction Incentives. During the period beginning on the Effective Date and ending March 31, 2000 (and assuming this Agreement is still in effect), Seneca shall receive an Annual Incentive Payment from Pillsbury if Seneca exceeds, in the aggregate, certain annual cost-saving targets for the operations of the Central Division Plants and savings from logistics benefits which accrue to Pillsbury from production in the Eastern Division Plants. The Annual Incentive Payments for the Initial Period or Fiscal Year shall equal [Section deleted per application for confidental treatment] one-third (1/3) of the amount by which Seneca exceeds the annual cost savings targets for the Initial Period or for such Fiscal Year. Attached hereto as Exhibit J is a schedule of the annual targeted cost-savings and a related schedule of Annual Incentive Payments. The Initial Period and each Fiscal Year thereafter shall be treated as separate time periods (with no carryforward or carry-back of cost-savings across time periods), for purposes of calculating the Annual Incentive Payment due Seneca for each period. The calculations of the costs for each targeted category shall be determined in accordance with the Accounting Procedures.

8.2 Cost Reduction in Supply Procurement. Pillsbury shall use its good efforts to cooperate with Seneca to enable Seneca to procure supplies (including cans) and raw materials in a manner that seeks to maximize Seneca's efficiency hereunder; provided that, Seneca understands that the foregoing agreement of Pillsbury shall not obligate Pillsbury to incur any out-of-pocket costs or expenses.
8.2 Cost Reduction in Supply Procurement.Pillsbury shall use its good efforts to cooperate with Seneca to enable Seneca to procure supplies (including cans) and raw materials in a manner that seeks to maximize Seneca's efficiency hereunder; provided that, Seneca understands that the foregoing agreement of Pillsbury shall not obligate Pillsbury to incur any out-of-pocket costs or expenses.


                                   ARTICLE IX

                       INSURANCE, TITLE AND RISK OF LOSS

9.1 Title; Risk of Loss. Seneca shall have title to all ingredients, Supplies, work-in-progress and finished Products. In addition, Seneca shall have the risk of loss of ingredients and Supplies. Seneca shall also have the risk of loss of work-in-progress and finished Products until the finished Products are in transit for delivery to the destination designated by Pillsbury. The costs of the insurance deductible payable by Seneca for lost product and all other casualty losses shall, to the extent properly allocable to the Central Division, be included in the Fully Allocated Cost of Products produced at the Central Division Plants.

9.2 Insurance. Until completion of the Services to be provided hereunder, Seneca shall maintain at all times and at its own expense (which expense, to the extent properly allocable to the Central Division, shall be included in the Fully Allocated Costs of Products produced at the Central Division) the following described minimum amounts of insurance, all on the "occurrence form":

(a) Worker's Compensation Insurance, including occupational disease coverage, all as required by law, and Employer' s Liability Insurance with a limit of $500,000 for each employee.

(b) Commercial General and Excess Liability Insurance, including products, completed operations and contractual liability, insuring against personal injuries and property damage with limits, in the aggregate, of not less than $5,000,000 general aggregate and each occurrence; $5,000,000 products/completed operations aggregate and each occurrence; $500,000 fire damage on any one fire; and $500,000 medical expense on any one person.

 (c) Automobile Public Liability Insurance insuring against personal injuries and against property damage, with limits of no less than $1,000,000 per occurrence. All such automobile public liability insurance shall cover any and all motor vehicles engaged in operations under this Agreement whether on or off the worksite.

All policies with respect to the foregoing insurance shall specifically name Pillsbury as an additional insured party as Pillsbury's interests may appear with respect to this Agreement. Before commencing work, Seneca shall furnish to Pillsbury's Risk Manager with an insurance certificate or certificates showing Seneca's compliance with the requirements of this provision, as determined in the discretion of Pillsbury. Such certificate or certificates shall specifically provide that Seneca's comprehensive general liability insurance includes a contract liability rider covering the agreements and covenants of Seneca under and in connection with this Agreement and further, that said insurance shall not be canceled or changed until at least thirty (30) days' written notice has been given to Pillsbury by the insurance company.

Seneca agrees that the insurance limits stated in this Section 9.2 are the minimum requirement and that Pillsbury does not in any way represent that the insurance or the limits required herein are sufficient or adequate to protect Seneca's interests or liabilities.


                                   ARTICLE X

                        QUALITY PERFORMANCE REQUIREMENTS

10.1 General. Seneca shall be responsible for quality assurance and food safety compliance with respect to all aspects of the provision of the Services for all Products hereunder and, in the fulfillment of its obligations under this Article X, shall meet or exceed all requirements specified herein and comply with all operating standards in the Quality Documents or such other comparable quality systems manuals of Seneca as are approved in writing by Pillsbury. Pillsbury may make reasonable changes to the Quality Documents from time-to-time; provided that, Seneca is able reasonably to accommodate the change and is given reasonable time to implement the change.

10.2 Plant Inspection and Assessment.Pillsbury and its authorized representatives shall have the right to inspect the Alliance Plants and observe all procedures prior to and during any period of the provision of any Services with respect to the Products. In addition, Pillsbury or its agents shall have the right to conduct an assessment of each Alliance Plant and its quality management system at least once per year to determine the level of compliance with the Quality Documents. Pillsbury shall be responsible for all out-of-pocket expenses related to such inspections, audits and assessments. Pillsbury hereby warrants to Seneca that each of the Sold Plants will be an Approved Plant as of the Effective Date.

(a) Pillsbury shall use the inspection or assessment findings to determine the approval status of each Alliance Plant. Pillsbury shall not assess any Plant as "Approved" if there are any compliance deviations from the Quality Documents which materially compromise the safety or quality of the Products.

(b) If Pillsbury rates any Alliance Plant as "Conditionally Approved," Seneca shall submit a written corrective action plan to Pillsbury within ten working days for Pillsbury's approval. In the absence of such an approved corrective action plan within 10 days, Pillsbury may cease production or acceptance of any Products from that Plant and Seneca shall be responsible for Pillsbury's extra costs, if any, directly related to the absence of the plan until that Plant has corrected the conditions causing the "Conditional Approval" rating. Costs of such corrective action, other than capital expenditures approved by the SRB (which shall be treated as NonRCP Projects approved by the SRB) for such purpose, shall be treated as corporate overhead cost in the manner described in Section 3.1(g).

(c) If Pillsbury rates any Alliance Plant "Unapproved," Pillsbury shall have the right to cease production or acceptance of all Products from that Plant and Seneca shall be responsible for Pillsbury's extra costs directly related to the Unapproved rating at that Plant until the conditions causing the "Unapproved" rating are corrected at Seneca's expense. Pillsbury agrees to give reasonable assistance to Seneca to correct the cause(s) for the "Unapproved" rating. Costs of such corrective action, other than capital expenditures approved by the SRB (which shall be treated as NonRCP Projects approved by the SRB) for such purpose, shall be treated as corporate overhead cost in the manner described in
    Section 3.1(g).

10.    Product Quality.

(a) Approved Varieties. Seneca shall utilize only crop varieties approved by Pillsbury for Products not utilizing Proprietary Seed. (See Article XI, pertaining to Proprietary Seed). Seneca shall take actions necessary or appropriate to ensure that Proprietary Seed is not mixed, either with commercial or any third party's commercial variety products. In Alliance Plants in which Products will be packed for Seller and any other third party customer of Seneca, Seneca shall use its best efforts to use only vegetables grown from the seed designated by Pillsbury (including, but not limited to, Proprietary Seed) for Products and only vegetables grown from commercial seed (or third party proprietary seed) for all third party products; provided that, both parties recognize that, because of force majeure events (the primary one of which is weather) affecting agricultural crops, such as corn, there may be times when the overlapping use of Proprietary Seed and commercial seed may be necessary in order to enable Seneca to continue operating the Central Division Plants (or to avoid bypass).

(b) Thermal Processing. Thermally processed Product will be produced in compliance with all relevant FDA regulations and will comply with the standards and follow the procedures set forth in the Quality Documents with regard to thermal process management. Seneca will certify the use of all acceptable production codes and provide approved code lists as requested by Pillsbury.

(c)    Product Specifications.   Product shall meet or exceed all criteria
       specified in the Product Specifications or the Product shall not be deemed Acceptable Cases.

(d) Acceptance of Product. If Product is not deemed to be Acceptable Cases pursuant to Section 10.3(c) above, then Pillsbury shall not be obligated to accept such Product, with the consequences set forth in
       Section 3.6(e) hereof. Seneca shall remove all Green Giant(R) brand labels from unaccepted labelled, finished Product (and may re-label such Product with labels that do not contain any proprietary names of Pillsbury). Seneca shall be responsible for all expenses and losses, including resale and/or disposal costs, ingredient costs and Supplies costs resulting from the production of unaccepted finished Product.

(e) Release of Product. Seneca shall be responsible for adequate control of all non-conforming or unacceptable Product and shall take all appropriate actions in order to prevent unauthorized release of such Product. Seneca's responsibility under this Article X continues until the Product disposition has been determined and accomplished, and does not end when Product has been delivered to Pillsbury.

(f) Samples.   Samples may be requested by Pillsbury at any time for purposes of quality evaluation. Seneca shall invoice Pillsbury for the special samples at the price agreed to by the parties pursuant to Section 3.7.

                                   ARTICLE XI

                                PROPRIETARY SEED

11.1 General Rules. During the term of this Agreement, Seneca shall only acquire seed for the growth of vegetable raw materials for the Products as directed by Pillsbury in accordance with the information set forth in Exhibit K hereto, which Exhibit identifies the type of seed, by code, for each Product (identified by SKU). Except as otherwise set forth herein, all such seed shall be Proprietary Seed. Except as Pillsbury otherwise agrees in writing in its sole discretion, all Proprietary Seed shall be used by Seneca only for the production of Products for sale to Pillsbury hereunder. Pillsbury agrees to work with Seneca to determine which types of Proprietary Seed may be used (but not sold) by Seneca for the production of products for third parties.

Pursuant to the Sale Agreement, Seneca shall acquire Pillsbury's current inventories of processed and unprocessed production seed, which seed comprises part of the Proprietary Seed. Should Pillsbury develop new types of Proprietary Seed, Pillsbury intends to transfer to Seneca, at no cost to Seneca, sufficient quantities of such new seed in order that Seneca may acquire production quantities of such new seed for Seneca's use, but not for sale to any third party.

11.2 Limited License. Pillsbury hereby grants to Seneca, effective as of the date hereof, a nonexclusive, nontransferable, fully-paid license to make and/or have made through third party contractors, and/or use the Proprietary Seed identified by seed code on Exhibit K (and any modifications thereto) for the sole and exclusive purpose of producing Products for sale to Pillsbury, as contemplated by this Agreement. Seneca shall have no right to make or use such Proprietary Seed for any other purpose and shall grant no sublicense, in whole or in part, of the license granted pursuant to this Section 11.2, without Pillsbury's written consent (which may be granted or withheld by Pillsbury in its sole discretion). Seneca shall make no modifications to the Proprietary Seed, conduct no experiments involving the Proprietary Seed, perform no genetic analysis on the Proprietary Seed, nor shall Seneca utilize any of the Proprietary Seed in any breeding program without Pillsbury's written consent. Seneca recognizes Pillsbury's ownership of the Proprietary Seed and shall not at any time take any action that might in any way impair Pillsbury's rights in and to the Proprietary Seed and shall not claim any right or interest in or to the Proprietary Seed, except such as are expressly granted by this Section 11.2. Seneca hereby agrees to take all such actions as Pillsbury may reasonably request, at Pillsbury's expense, in order to protect and enforce Pillsbury's rights in and to the Proprietary Seed.
The license granted by this Section 11.2 shall terminate automatically upon any termination of this Agreement and may otherwise be terminated at any time by Pillsbury by providing written notice thereof to Seneca.

11.3 Third Party Contractors. Seneca recognizes that the Proprietary Seed represents a valuable trade secret of Pillsbury, and that special care will be required when Seneca contracts with third-party seed producers and/or growers. Seneca agrees that it will take all precautions necessary to maintain the Proprietary Seed as a trade secret, including notifying each third party contractor that the Proprietary Seed comprises a trade secret, and requiring each third-party seed producer to execute the "Agreement for Protection of Trade Secrets" in the form attached hereto as Exhibit M, and requiring each third-party grower to enter into Seneca's form of grower contract, which contract shall contain (as an addendum thereto, or otherwise) the terms and conditions set forth in Exhibit N attached hereto. Seneca shall provide an executed copy of every such agreement to Pillsbury within thirty (30) days of its execution.


                                  ARTICLE XII

                       WARRANTIES, CLAIMS AND LIABILITIES

12.1 Pure Food Guaranty. Seneca hereby warrants that its obligations hereunder shall be performed in full compliance with the Federal Food, Drug and Cosmetic Act and applicable state and municipal laws and regulations. Seneca further warrants that Ingredients used in Products shall conform to said laws and regulations. Seneca warrants that Products manufactured and packaged by it shall not, at the time of delivery thereof, be adulterated or contaminated within the meaning of said regulations nor shall such Products constitute an article prohibited from the introduction into interstate commerce under the provisions of Section 404 and 505 of the Federal Food, Drug and Cosmetic Act.

12.2 Good Manufacturing Practices. Seneca hereby represents and warrants that it shall operate the Alliance Plants in accordance with "Good Manufacturing Practices," as such term is defined in the Quality Documents.

12.3     Indemnification.

(a) Seneca. Seneca agrees to indemnify, defend, and hold harmless, Pillsbury, its officers, directors, employees and affiliates, from and against any claims, liabilities, actions, losses, or expenses (including reasonable attorney's fees) arising out of or related to the action or inaction of Seneca, its officers, directors, employees, agents, contractors, or affiliates including but not limited to, any claims, including claims for bodily injury or property damage, relating to the condition of the Products prior to delivery to Pillsbury.

(b)Pillsbury. Pillsbury agrees to indemnify, defend, and hold harmless, Seneca, its officers, directors, employees and affiliates, from and against any claims, liabilities, actions, losses, or expenses (including reasonable attorney's fees) arising out of or related to the action or inaction of Pillsbury, its officers, directors, employees, agents, contractors, or affiliates including but not limited to, any claims, including claims for bodily injury or property damage, relating to changes in the condition of the Product which result from the acts of Pillsbury or its agents after delivery of the Product to Pillsbury.

12.4 Survival. The warranties and indemnification obligations provided in this Agreement shall survive any termination of this or any supplementary Agreements.


                                  ARTICLE XIII

                               PERFORMANCE GOALS

Seneca acknowledges that certain production and planning processes are critically important for Pillsbury's business requirements. The parties therefore agree that Performance Goals shall be determined by the parties
within 90 days after the  Effective   Date initially and amended within 60 days
prior to the commencement of each Fiscal Year. The Performance Goals shall be incorporated by reference herein. The SRB shall conduct a quarterly review of Seneca's performance measured against the Performance Goals.
Seneca agrees to submit to Pillsbury for approval a written corrective action plan within 30 days of each review for each Performance Goal not met or exceeded. Performance Goals shall include, but not be limited to the following areas of measurement:

(a)Case fill to order, on-time, damage-free [Section deleted per application for confidental treatment]F.O.B. the Alliance Plant, per shipment orders; and

(b)specification compliance and agreed upon quality improvement goals.


                                  ARTICLE XIV

                                   CONTINUITY

If the parties are unable to agree on new exhibit(s) before the beginning of any Fiscal Year, the parties shall use the appropriate exhibit(s) from the prior Fiscal Year until the new exhibit(s) are decided. The new exhibit(s) shall then be effective as of the start of the current Fiscal Year and the parties shall have thirty (30) days to effect any resulting invoicing adjustments, credits or set-offs required to implement the new exhibit(s)) as of such effective date.


                                   ARTICLE XV

                              INFORMATION SYSTEMS

15.1     MIS.

(a)In exchange for the use of Pillsbury's Diamond MIS System (for its operations at the Seneca Plants and other Seneca plants), in the form in which they  currently  exist,  at their  current  location and subject to the usage and other limitations set forth in this Article XV, for a period beginning on the Effective Date and ending on March 31, 2000, Seneca
   shall  pay  to  Pillsbury  a  service  fee  of  [Section   deleted  per
   application for confidental treatment]$250,000 per the Initial Period and each Fiscal Year thereafter; provided that, Seneca's right to use the Diamond MIS System under this Section 15.1(a) shall terminate upon the termination of this Agreement. Such service fee will be considered part of the Fully Allocated Costs of Products produced at the Central Division. This MIS arrangement will terminate upon the expiration of the period ending March 31, 2000. Thereafter, during the remaining term of this Agreement (including any extensions hereof), Pillsbury shall grant a license described in Section 15.1(b) below. During the term of such license, Pillsbury shall not be obligated to expend any funds, or devote any management time or resources, to maintaining, upgrading or otherwise modifying its Diamond MIS System so licensed.

(b)Effective as of March 31, 2000, Pillsbury shall grant to Seneca a non-exclusive, non-transferable, fully paid license to use (for its operations at the Seneca Plants and other Seneca plants) the Diamond MIS System, in the form in which it exists on such date. Seneca shall have no right to use the Diamond MIS System in any other place or for any other purpose and shall grant no sublicense, in whole or in part, of the license granted pursuant to this Section 15.1(b), without Pillsbury's prior written consent. Seneca shall not make any unreasonable modifications to the Diamond MIS System without Pillsbury's prior consent. Seneca recognizes Pillsbury's ownership of the Diamond MIS System and shall not at any time take any action that might in any way impair Pillsbury's rights in and to the Diamond MIS System and shall not claim any right or interest in or to the Diamond MIS System, except such rights as are expressly granted by this Section 15.1(b). Seneca hereby agrees to take all such actions as Pillsbury may reasonably request in order to protect and enforce Pillsbury's ownership of the Diamond MIS System. The license granted by this
   Section 15.1(b) shall terminate automatically upon any termination of this Agreement.

(c) Pillsbury understands and agrees that, if Seneca determines that it may more efficiently account for the Central Division operations by using another accounting system, it may cease using the Diamond MIS System at such time, upon prior written notice to Pillsbury.

15.2 Pillsbury Property. All files, input and output materials, the media upon which they are located and all software programs or packages (together with any related documentation, source code, object code, and upgrades or modifications) which contain Pillsbury data or which are utilized or developed for, and paid for by, Pillsbury in connection with this Agreement and which may or may not be confidential or proprietary shall be the property of Pillsbury.

15.3 Software Warranties.

(a) With respect to the Diamond MIS System, Pillsbury hereby makes the following representations to Seneca as of the Effective Date:

             (i)  that  there  are  no  timers,   clocks,
                  counters, or other limiting designs or routines designed to disable the software automatically with the passage of time or after the occurrence of any triggering event known by Pillsbury to be contained within such software; and

             (ii) that  Pillsbury has disclosed to Seneca
                  the existence and operation of any "back door" routines designed to permit unauthorized access; and

            (iii) that such software  contains no virus,
                  Trojan horse, worm or other surreptitious code designed to disable, erase or otherwise harm software, hardware or data.

(b)For all software used by Seneca in the performance of any Services hereunder, Seneca warrants, during the term of this Agreement:

             (i)  that  there  are  no  timers,   clocks,
                  counters, or other limiting designs or routines designed to disable the software automatically with the passage of time or after the occurrence of any triggering event known by Seneca to be contained within such software; and

             (ii) that Seneca has  disclosed to Pillsbury
                  the existence and operation of any "back door" routines designed to permit unauthorized access; and

           (iii)  that  Seneca  will  not use any  such
                  "back door" routines for entry into any such software or hardware without prior authorization by Pillsbury; and

             (iv) that unless Seneca has obtained written
                  verification from Pillsbury that no testing procedure is available, prior to each initial use at Seneca's facilities and again prior to each initial use at Pillsbury's facilities of any software used in the provision of services hereunder, Seneca has tested all such software for the presence of any virus or other surreptitious code using surreptitious-code-detection software approved by Pillsbury and has provided Pillsbury with written verification of the test results; and

              (v) that such  software  contains  no virus,
                  Trojan horse, worm or other surreptitious code designed to disable, erase or otherwise harm software, hardware or data.

15.4     Software Security.   Seneca shall provide adequate security, including
restricted computer or telecommunications equipment access and systems usage passwords, to prevent unauthorized entry into Pillsbury systems or data files, including any transmission of such data files to Pillsbury or any request of data from Pillsbury. Seneca shall not be responsible for unauthorized entry into Pillsbury systems or data files by persons other than Seneca employees or agents if such unauthorized entry involves equipment or systems access at locations not owned or leased by Seneca.

15.5 Indemnification. Seneca agrees to defend, indemnify and hold Pillsbury harmless against any claim, loss or expense arising out of any breach of the above warranties and responsibilities of Seneca.


                                  ARTICLE XVI

                                CONFIDENTIALITY

16.1 Acknowledgement. Each party acknowledges and agrees that certain information, including but not limited to, the production processes and methodology, equipment designs, business plans, quality assurance information, product specifications, raw ingredients specifications and other technical and nontechnical information given to it by the other party in connection with this Agreement belong to and are proprietary and confidential information of the other party. Each party agrees that it did not have any of the above-referenced confidential information prior to the establishment of a relationship with the other party.

16.2 Disclosure of Confidential Information. Both parties, for their mutual benefit, desire to disclose or have disclosed to the other, certain Information which is proprietary to the disclosing party or its affiliated companies. The receiving party shall hold such Information in confidence, shall reproduce or copy such Information only to the extent necessary for its authorized use, shall restrict disclosure of such Information to its employees who have a need to know, shall advise such employees of the obligations assumed under this Section, and shall not disclose such Information to any third party without the prior written approval of the other party.

16.3Unprotected Data or Disclosures. These restrictions on the use or disclosure of Information shall not apply to any Information:

 (a) that is independently developed by the receiving party or its affiliated companies as evidenced in writing or lawfully received free of restriction from another source having the right to so furnish such Information; or

 (b) that is or becomes publicly available by other than unauthorized disclosure; or

 (c) that, at the time of disclosure to the receiving party, was known to such party or its affiliated companies free of restriction as evidenced by documentation in such party's possession; or

 (d) that the disclosing party agrees in writing is free of restrictions stated in this Agreement.

16.4 No License Granted By Disclosure. No license to a party, under any trademark, patent, or other intellectual property right, is either granted or implied by the conveying of Information to such party. None of the Information which may be disclosed or exchanged by the parties shall constitute any
representation, warranty,   assurance,   guarantee  or   inducement   by  either
party to the noninfringement of trademarks, patents, any other intellectual property rights, or other rights of third persons or of either party.

16.5 No Independent Use Contemplated. Each party agrees that it will not use any of the Information except as is specifically contemplated by the Agreement. Without limiting the generality of the foregoing, Seneca agrees that it will not use the product specifications and formulas disclosed by Pillsbury except to produce Products hereunder. Seneca further agrees that it will not use Pillsbury's patented or trade secret production processes as long as patent protection or trade secret status continues except as may be contemplated by this Agreement.

16.6 Additional Protection. The parties agree that each party's Processes are highly confidential and especially valuable trade secrets of such party which may be difficult to protect within the framework of the business arrangement herein. The parties further acknowledge that Pillsbury particularly desires to protect the trade secret status of such Processes with respect to retail brands because the benefit of such Processes is visually apparent to consumers and therefore generates consumer loyalty and added value to Pillsbury's retail brands. Furthermore, each party acknowledges that any proprietary Processes that are improved upon during the term of this Agreement shall continue to be owned exclusively by the party originally owning such Processes, but may be used by the other party hereto (subject to such other party's confidentiality obligations hereunder).

16.7 Survival of Obligations After Agreement Termination. The obligations of confidentiality and non-use of proprietary information shall continue for five years after termination of this Agreement but shall not per se prevent the use of equipment by the parties after the termination of the Agreement.

16.8 No Disclosure of Agreement. The existence and terms and conditions of this Agreement are confidential and considered Information and shall not be disclosed by either party without the other party's prior written consent; provided that, Pillsbury acknowledges that Seneca may disclose such Information to its prospective lender (and Seneca shall be responsible to Pillsbury for any failure of such prospective lender to comply with the terms of this Article XVI).

16.9 Remedies. Both parties acknowledge that the remedies at law for the breach of the covenants contained in this Article XVI may be inadequate and that each party shall be entitled to injunctive relief for any such breach without the need for the posting of any bond (or that if a bond is nonetheless required, it may be the corporate bond of a party without the requirement of any surety thereon); provided that nothing contained herein shall be construed as limiting either party's rights to other remedies under law with respect to breach of this Article XVI, including the recovery of damages.


                                  ARTICLE XVII

TRADEMARKS, TRADENAMES, SERVICE MARKS AND REGISTERED MARKS

17.1 General Rules. Each party agrees not to display or use any of the other party's Marks, without the prior written consent of the other, and will not permit the same to be displayed or used by anyone else. Any use by a party of the other party's Marks shall be subject to the prior, written approval by the other party. Nothing in this Agreement creates in any party any rights in the Marks of the other party. Upon termination of this Agreement, any and all rights or privileges of either party to use the other's Marks previously granted in writing shall terminate, and each party shall discontinue the use of the other's Marks.

17.2 Marks at Sold Plant. Notwithstanding the terms of Section 17.1 hereof, during the term of this Agreement, Seneca shall be entitled to use Pillsbury's proprietary names and logos on the exterior signage for each of the Sold Plants solely in strict compliance with the terms of Section 10.04 of the Sale Agreement. In addition, this Section 17.2 shall also constitute Pillsbury's written consent, pursuant to such Section 10.04, to Seneca's use of Pillsbury's proprietary names and logos at the three Seneca Plants included in the Central Division in the same manner as they are currently being used at the Sold Plants and otherwise in strict compliance with the terms of such Section 10.04.


                                 ARTICLE XVIII

                               DISPUTE RESOLUTION

18.1 Alliance Review Board.The ARB shall be composed of one employee designated by Pillsbury and one employee designated by Seneca. The ARB shall meet as often as the members deem necessary or appropriate, but no less frequently than quarterly to resolve operational issues under this Agreement. Additionally, the ARB shall meet, in person or by phone, at any time upon request of either of the members of the ARB. The parties shall agree as to the location and timing of the ARB meetings.

18.2 Strategic Review Board. The SRB shall be composed of either two or four persons, an equal number of whom shall be selected by each of Seneca and Pillsbury. Each member of the SRB shall be from a level of management higher than the members of the ARB. The SRB, which shall have the authority to settle any controversy between the parties, shall meet at such times and places as requested by the ARB and at other times as agreed by the SRB. The members of the SRB shall each use their best good faith efforts to resolve any such disputes arising out of or relating to this Agreement to their mutual satisfaction. If the members of the SRB are able to resolve any such dispute to their mutual satisfaction, such resolution shall be binding upon the parties. If the members of the SRB are unable to resolve any such dispute to their mutual satisfaction within 15 business days of commencing their review thereof, then the matter shall be submitted to mediation in accordance with Section 18.3 hereof.

18.3 Mediation. If the members of the SRB are unable to resolve any dispute in accordance with Section 18.2 hereof, then the parties shall attempt to settle the dispute by mediation under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes. Unless the parties otherwise agree, a neutral third party will be selected from the CPR Panel of Neutrals, with the assistance of CPR, and to the extent possible, such neutral third party shall be experienced in and knowledgeable with respect to the business of providing the Services with respect to, and marketing, distributing and selling packaged food products. The parties shall use their best good faith efforts to resolve, with the assistance of such neutral third party, any disputes submitted to mediation to their mutual satisfaction, and shall cooperate with the mediator in attempting to resolve such disputes. If the parties are able to resolve the dispute through mediation, such resolution shall be binding upon the parties. If the parties are unable to settle the dispute by mediation in accordance with this Section 18.3 within 20 business days after submitting the matter to mediation, then either party may submit the matter to arbitration in accordance with Section 18.4 hereof.

18.4 Arbitration. Except as otherwise provided herein, any controversy, claim or dispute between the parties arising out of or relating to this Agreement, or the breach hereof, or the subject matter hereof shall be finally settled by arbitration as provided herein; provided, however, that before any dispute can be submitted for arbitration, the ARB (if applicable) and the SRB must have first attempted in good faith to resolve such dispute and the matter must have been submitted to mediation pursuant to Section 18.3 hereof. Such arbitration shall be held in Chicago, Illinois and, except as otherwise provided herein shall be governed by the Commercial Arbitration Rules of the American Arbitration Association and heard by a single arbitrator who must be a retired federal judge. Judgment upon the arbitration award may be entered by any court of competent jurisdiction. No later than ten (10) calendar days after arbitration is initiated, the parties shall jointly select and appoint an arbitrator. If the parties are unable to agree on the selection of an arbitrator, the parties shall apply to the United States District Court for the Northern District of Illinois or the Cook County, Illinois Circuit Court for appointment of an arbitrator. The decision of the arbitrator shall be final and binding on both parties and the arbitrator's decision shall be implemented immediately or in accordance with its terms.


                                  ARTICLE XIX

                                  TERMINATION

  19.1     Termination Rights.

   (a)     Either party may terminate this Agreement:

   (i) by giving written notice to the other party hereto at least 12 months in advance of the effective date of such termination (provided that, such notice must also comply with the terms of Article II hereof),

   (ii) upon sixty (60) days written notice for a substantial and continuing material breach of the other party; provided, that:

    (A) the  terminating  party
        has provided written notice to the breaching
        party and the breaching  party has not cured
        the breach within sixty (60) days, or if the
        breach  cannot be cured  within  sixty  (60)
        days, has not commenced good faith efforts towards such cure or has not diligently pursued such cure to completion; and

    (B) neither the SRB nor the mediation process described in Section 18.3 hereof have been able to resolve the breach to the terminating party's reasonable satisfaction, or

  (iii) if a petition is filed by or against the non-terminating party in bankruptcy or the non-terminating party makes any assignment for the benefit of creditors.

 (b) Pillsbury may terminate this Agreement at any time within the 30-day period after receiving written notice from Seneca that a Change of Control of Seneca has occurred.

 (c) If there is an acceleration of the Note (including, for this purpose, a payment default of the final principal payment when due thereunder), this Agreement shall automatically terminate.

 (d) Seneca may terminate this Agreement if GMI is liquidated for the purpose of dissolving the consolidated entities of GMI.

 19.2 Effects of Termination. The foregoing events of termination shall have the following consequences:

 (a) If the Agreement is terminated pursuant to Section 19.1(a)(i) above, then, on the effective date of such termination notice:

                                    (i) the  party  delivering  such  notice  of
                  termination shall pay, by wire transfer to an account designated by the recipient, [Section deleted per application for confidental treatment] a termination fee of $20,000,000 to the other party (except as otherwise set forth in Section 22.1 hereof), and

                                    (ii) legal title to and beneficial ownership
                  of the "Assets" (as defined in the Sale Agreement) (including the real property, plant and equipment, fixtures, furnishings, motor vehicles, other personal property and all contracts related thereto, but specifically excluding the Seneca Inventory and the "Transferred Equipment" (as such quoted term is defined in the Sale Agreement) located at any Alliance Plant that is not a Sold Plant) shall transfer to Pillsbury automatically, free and clear of all liens and encumbrances except for (a) "Title Defects," including but not limited to "Permitted Encumbrances" (as each such term is defined in the Sale Agreement) in existence immediately prior to the transfer of the Real Estate Assets from Pillsbury to Seneca pursuant to the Sale Agreement, which Title Defects have not been extinguished as of the termination date of this Agreement and
                  (b) liens for taxes which have accrued but are not yet due or are being contested by Pillsbury in good faith (and Seneca shall execute such warranty deeds, bills of sale and other conveyancing instruments as Pillsbury shall reasonably request to effect such transfers); Seneca shall terminate all employees working at the Sold Plants (and any related facility being transferred as part of the Assets) effective as of such effective date, and Pillsbury shall offer employment to all employees of Seneca working at the Sold Plants and any related facility being transferred as part of the Assets and Pillsbury shall indemnify, defend and hold harmless Seneca against any claim by employees at the Sold Plants or any related facility under the Worker Adjustment and Retraining Notification Act or any successor federal statute or similar state statute,

                                    (iii) Pillsbury shall pay to Seneca, by wire
                  transfer to an account designated by Seneca, an amount equal to the sum of [Section deleted per application for confidental treatment] (iii) Pillsbury shall pay to Seneca, by wire transfer to an account designated by Seneca, an amount equal to the sum of (A) the remaining undepreciated value (if any) of the capital improvements made by Seneca to the Assets being transferred by Seneca to Pillsbury since the Effective Date, plus (B) the book value of the Seneca Inventory, in each case, as properly reflected on the most recent quarterly balance sheet of the Central Division (as determined in accordance with US GAAP for Seneca's books and records),

                                    (iv) Seneca shall pay to Pillsbury,  by wire
                  transfer to an account designated by Pillsbury (to the extent such value exceeds the FME Holiday Amount), the remaining undepreciated value (if any) of the Transferred Equipment located at any Alliance Plant that is not a Sold Plant, as properly reflected on the most recent quarterly balance sheet of the Central Division (as determined in accordance with US GAAP for Seneca's books and records),

                  (v) the outstanding principal balance and accrued interest on the Note, if outstanding at such time, shall be forgiven by Pillsbury, and

                                    (vi) from and  after  such  effective  date,
                  Pillsbury shall honor its obligations to purchase (from Product Inventory in existence at the Alliance Plants on the effective date of termination) Acceptable Cases of Product in accordance with the terms of Pillsbury's Annual Commitment in effect at the time of such termination.

         (b) If the Agreement is terminated pursuant to Section 19.1(a)(ii) above, then the consequences set forth in paragraphs (ii), (iii), (iv),
         (v) and (vi) of Subsection 19.2(a) above shall immediately ensue.

         (c) If the Agreement is terminated pursuant to Section 19.1(b) above, then Seneca shall pay to Pillsbury, by wire transfer to an account designated by Pillsbury, [Section deleted per application for
         confidental treatment] termination  fee  on  the  effective   date  of
         such termination,  and the consequences set forth in paragraphs (ii),
         (iii), (iv), (v) and (vi) of Subsection 19.2(a) above shall immediately ensue.

         (d) If the Agreement is terminated pursuant to Section 19(c) above, then the consequences set forth in paragraphs (ii), (iii), (iv), (v) and (vi) of Subsection 19.2(a) above shall immediately ensue.

         (e) If the Agreement is terminated pursuant to Section 19.1(d) hereof, then Seneca shall retain title to the Sold Plants and the outstanding principal balance and accrued interest on the Note, if outstanding at such time, shall be forgiven by Pillsbury.

         (f) If the Agreement is terminated for any reason hereunder, Pillsbury shall pay to Seneca, on the effective date of termination and by wire transfer to an account designated by Seneca, an amount equal to the FME Holiday Amount, without interest; provided that, Pillsbury shall be entitled to offset against this payment obligation an amount equal to the undepreciated value (if any) of the Transferred Equipment located at any Alliance Plant that is not a Sold Plant, as such amount shall be determined in accordance with paragraph (iv) of Subsection 19.2(a) above.


                                   ARTICLE XX

                                 FORCE MAJEURE

Neither party, its affiliates, subsidiaries or parent corporations shall be liable in any way for delay, failure in performance, loss or damage due to any of the following force majeure conditions: fire, embargo, explosion, power blackout, earthquake, volcanic action, flood, war, water, drought, hurricanes, tornadoes, pestilence, the elements, civil or military authority, acts of God, public enemy, acts or omissions of third party carriers or other causes beyond their reasonable control; provided, however, that such occurrences shall not suspend obligations to keep information confidential or to comply with obligations which can reasonably be accomplished in spite of such force majeure event.


                                  ARTICLE XXI

                                  EXCLUSIVITY

As a material inducement to Pillsbury to enter into this Agreement and the Sale Agreement and to consummate the transactions contemplated hereby and thereby, Seneca hereby agrees to the following exclusivity covenants, which Seneca acknowledges are reasonable and necessary under the circumstances of such contemplated transactions:

21.1 Seneca Exclusivity. During the term of this Agreement, and without Pillsbury's written consent, which may be given or withheld in Pillsbury's sole discretion, Seneca shall not provide any Services using any portion of any facilities, including the Alliance Plants, owned, leased or operated by Seneca at any time during such term for purposes of producing any proprietary-brand-name, shelf-stable or frozen, vegetable product, other than the Products under the Green Giant(R) brand, for retail sale, except such product as is currently being produced and packaged by Seneca under the existing brand names identified in Exhibit L hereto. The foregoing restriction shall not apply to any Private-Label Products produced by Seneca, and shall not apply to up to one million Equivalent Cases of shelf-stable product used by Seneca for intercanner packing purposes.


                                  ARTICLE XXII

                          ASSIGNMENT AND RELATIONSHIP

22.1 Assignment to Affiliates. Either party to this Agreement may assign this Agreement to a subsidiary or parent corporation without the consent of the other party; provided that, the assigning party shall remain liable for and will guarantee its assignee's performance under this Agreement. Either party shall provide notice to the other party of such assignment. Other than such permitted assignment and except as set forth in the next paragraph of this Section 22.1, neither party shall assign this Agreement without the prior written consent of the other party. Subject to these restrictions, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted assigns.

Notwithstanding the foregoing assignment limitation, and only during the period during which "Senior Indebtedness" (as hereinafter defined) is outstanding, Seneca hereby assigns to the "Senior Creditors" (as hereinafter defined), and grants to the Senior Creditors a security interest in, Seneca's rights to receive the payments from Pillsbury contemplated by, and under the circumstances described, in Section 19.2 hereof to secure all amounts owing from time to time under the Senior Indebtedness, and Pillsbury hereby consents to such assignment and security interest. If Pillsbury makes such a payment under the circumstances described in Section 19.2 hereof at a time at which Pillsbury has not received written notice from the "Collateral Agent"
(as hereinafter defined), on behalf of the Senior Creditors, to the effect that there is no Senior Indebtednessoutstanding, Pillsbury and Seneca agree that such payment shall be made by Pillsbury to a single account specified in writing to Pillsbury in advance of such payment date by the Collateral Agent, on behalf of the Senior Creditors or, if the Collateral Agent has notified Pillsbury in writing that the Senior Indebtedness has been irrevocably paid in full, to Seneca. Pillsbury shall not be liable for any action taken in reliance upon any notice or other document purported to be delivered hereunder and reasonably believed by Pillsbury to be genuine. The foregoing security interest and assignment to the Senior Creditors shall not, and shall not be deemed to, affect in any manner Pillsbury's rights of offset under the terms of Sections 3.8 and/or 19.2(f) hereof, and the rights of the Secured Creditors under such security interest and assignment are subject to all the terms of this Agreement and any defense or claim arising therefrom. As used herein, the terms "Senior Indebtedness," and "Senior Creditors" and "Collateral Agent" shall have the meanings given to them in Section 9 of the Note.

22.2 Relationship of Independent Contractors. The parties hereto are independent contractors. Nothing herein shall be deemed to create the relationship of partnership or joint venture. Neither party shall have the right to incur any obligation to third parties which shall be binding upon the other and neither party shall have any interest whatever in the profits and liabilities of the other arising out of or resulting from the subject matter of this Agreement.

22.3 Independent Labor Obligations. Neither party hereto shall have the right or authority to employ, supervise or discharge any person on behalf of the other. Each party shall have the exclusive right to employ, manage and discharge all persons hired by it for the performance of obligations hereunder, and shall with respect to such persons, perform all obligations and discharge all persons hired by it for the performance of obligations hereunder, and shall with respect to such persons, perform all obligations and discharge all liabilities imposed upon employers under labor, wage and hour laws, worker' s compensation, unemployment compensation insurance, social security and other applicable federal, state and municipal laws and regulations.


                                 ARTICLE XXIII

                                 MISCELLANEOUS

23.1 Notices.All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly made and received when personally served, or when mailed by registered or certified first class mail, postage prepaid and return receipt requested, or by telecopier or facsimile, by the most rapid practical manner to the addressees indicated on the signature page. The names and addresses may be changed on ten
(10) days' written notice.

23.2 Publicity. Except as set forth below, no public statements or announcements relating to this Agreement shall be issued by either party, without the prior consent of the other. Seneca understands that Grand Metropolitan plc, the indirect sole stockholder of Pillsbury ("Parent"), is a publicly held corporation subject to disclosure rules and regulations of federal and foreign securities laws. Similarly, Pillsbury understands that Seneca is a publicly held corporation subject to disclosure rules and regulations of federal securities laws. Each of Seneca (with respect to Parent) and Pillsbury (with respect to Seneca) acknowledges the right of the other public company to make disclosures with respect to this Agreement at any time if such disclosure is deemed by such other public company, in its reasonable opinion, to be required by law. In the event either public company determines to make such disclosure, Pillsbury or Seneca, as the case may be, agrees to notify the other party hereto of such public company's intention to make such disclosure and to provide such other party with the text of the disclosure sufficiently in advance of its release to the public to enable such other party to have a reasonable opportunity to comment thereon.

23.3 Survival. Provisions of this Agreement that by their sense and context may require performance by either or both parties after the termination or expiration of this Agreement shall so survive the expiration or termination.

23.4 Severability. If any portion of this Agreement is found to be invalid or unenforceable, the remaining portions shall remain in effect and the parties will begin negotiations for a replacement of the invalid or unenforceable portion.

23.5 Section Headings. The headings of the sections hereunder are for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

23.6 Governing Law.   This Agreement shall be construed in accordance with and
governed by the laws of the State of Minnesota, excluding its choice of law rules, provided, however, that all issues relating to the arbitrability or the enforcement of the agreement to arbitrate contained herein, shall be governed by the Federal Arbitration Act (9 U.S.C. Sect. 1, et seq).

23.7 Compliance with Law. Seneca shall comply with all applicable local, county, state and federal laws, codes and ordinances of any description, including, without limitation all laws regarding occupational health or safety issues, labor laws, product safety laws, fire codes, and hazardous waste or toxic substances management, handling or disposal laws, and Seneca shall forthwith remedy any breach of such laws.

(a) Fair Labor Standards Act. Without limiting the generality of the foregoing, Seneca agrees that the goods produced under this Agreement will be produced in compliance with all applicable requirements of Sections
    6,7, and 12 of the Fair Labor Standards Act, as amended and of regulations and orders of the United States Department of Labor issued under Section 14 thereof.

(b) Equal Opportunity Employment and Affirmative Action. Without limiting the generality of the foregoing, Seneca agrees that during the fulfillment of this Agreement insofar as such is required by applicable laws or regulations, the contract provisions set forth in 41 CFR 60-741.4
    (a)-(f),  41 CFR  60.250.4  (a)-(m),  41 CFR  60-1.4a  (1)-(7),  and in
    paragraphs A (a)-(d) of the Policy Letter 80-2 published in 45 FR 35810 on May 28, 1980 shall be incorporated by reference in this Agreement if it is not exempt from the federal contracting requirements. Seneca agrees to comply with the provisions of 41 CFR 60-2 and incorporates by reference in this Agreement a certificate of non-segregated facilities as provided in 41 CFR 60-1.8 in the form described by the Director of the office of Federal Contract Compliance and Contractor further agrees that it will obtain a similar certificate from its subcontractor and suppliers prior to the award of any subcontract that is not exempt from the federal contracting provisions.

23.8 GMI Obligations. GMI, the ultimate U.S. parent company of Pillsbury, hereby agrees, during the term of this Agreement, to be obligated, to the same degree and in the same manner as Pillsbury, to make all payments due to Seneca under Sections 3.6, 4.3, 6.2, 6.3. 7.4, 8.1 and 19.2 of this Agreement, and to be entitled to the same rights as Pillsbury under such Sections.

23.9 Board Observation Rights. Seneca hereby agrees that a representative of Pillsbury shall be permitted to attend and observe all meetings (regular and special) of the Board of Directors at Seneca and any committee thereof. Such representative shall be entitled to receive notice of all such meetings and copies of all documents and other materials provided or distributed in connection with such meetings, all in the same manner as is provided to the directors of Seneca.

23.10 Entire Understanding. This Agreement shall consist of this document, the following exhibits (which may be amended from time-to-time in accordance with this Agreement) attached thereto and all other materials incorporated within by reference:

Exhibits

Exhibit A       -        Alliance Plants (Recitals)

[the following exhibits have been deleted per application for confidental treatment](a)


Exhibit B       -        Accounting Procedures (Definitions)

Exhibit C       -        RCP (Definitions)

Exhibit D       -        Can/Frozen Bulk   Conversion Schedule
                         (Definitions)

Exhibit E       -        Pillsbury Can Contracts (Section 3.4(c))

Exhibit F       -        Shrinkage ( Section 3.6(e))

Exhibit G       -        First Priority for Production Capacity--Volume
                         (Section 4.1(f))

Exhibit H       -        First Priority for Production
                         Capacity--labelled
                         finished Product (Section 5.2)

Exhibit I       -        Schedule of Product Inventory Mandatory Sale      Dates
                                     (Section 6.3)

Exhibit J       -        Annual Incentive Payment Schedule (Section 8.1)

Exhibit K       -        Proprietary Seed (Section 11.1)

Exhibit L       -        Sunrise Permitted Brand Names (Section 21.1)

Exhibit M       -        Agreement for Protection of Trade Secrets
                         (Section 11.3)

Exhibit N       -        Addendum to Seneca's Form of Grower's Contract
                         (Section 11.3)

                         (b)    Quality Documents

                         Product Specifications
                         Manufacturing Control Plans
                         Quality Systems Manual

                         (c)    Performance Goals

23.11 No Seneca Breach. The parties hereto agree that the failure by Seneca to perform under this Agreement, but only to the extent arising substantially as a result of Pillsbury's failure to perform its obligations under either of Sections 10.05 or 10.06 of the Sale Agreement, shall not be deemed a breach by Seneca of its obligations under this Agreement.

THIS IS THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE PRODUCT OR ITS PRODUCTION AND IT SUPERSEDES ALL PRIOR AGREEMENTS, PROPOSALS, REPRESENTATIONS, STATEMENTS, OR UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, CONCERNING THE PRODUCT OR ITS PRODUCTION. No change, modification or waiver of any of the terms of this Agreement shall be binding unless included in a written agreement and signed by both parties.

                                 IN WITNESS  WHEREOF,  the  parties  hereto have
caused this Agreement to be executed by their duly authorized officers or representatives.


SENECA FOODS CORPORATION                      THE PILLSBURY COMPANY


By: /s/ ARTHUR S. WOLCOTT_                     By: /s/ THOMAS A. DEBROWSKI
      Arthur S. Wolcott                        Thomas A. Debrowski
      Chairman of the Board                    Senior Vice President, Operations


ADDRESS FOR NOTICES:

Seneca Foods Corporation                       The Pillsbury Company
1162 Pittsford-Victor Road                     Pillsbury Center
Pittsford, New York 14534                      200 South Sixth Street
                                               Minneapolis, Minnesota 55402

                                               with a copy to:
                                               The Pillsbury Company
                                               Pillsbury Center
                                               200 South Sixth Street
                                               Minneapolis, Minnesota 55402
                                               Attention:  General Counsel

                                               GRAND METROPOLITAN INCORPORATED

                                               By: /s/ JEROME J. JENKO
                                               Jerome J. Jenko
                                               Senior Vice President

                                                ADDRESS FOR NOTICES:

                                                Grand Metropolitan Incorporated
                                                c/o The Pillsbury Company
                                                Pillsbury Center
                                                200 South Sixth Street
                                                Minneapolis, Minnesota 55402
                                                Attention:  General Counsel

                               TABLE OF CONTENTS


DEFINITIONS                                                                  2

ARTICLE I              SERVICES, SPECIFICATIONS AND ACCOUNTING PRINCIPLES   10
       1.1             The Services                                         10
       1.2             Specifications                                       10
       1.3             Additional Products ...............................  10
       1.4             Accounting Principles .............................  10

ARTICLE II             TERM; EFFECTIVE DATE ..............................  11
       2.1             Term                                                 11
       2.2             Effective Date                                       11

ARTICLE III            PRICE AND PAYMENT TERMS ...........................  11
       3.1             General Pricing Principles ........................  11
       3.2             Central Division Transfer Prices ..................  13
       3.3             Eastern Division Transfer Prices ..................  13
       3.4             Special Pricing Exceptions ........................  13
                       (a)     Non-Vegetable Costs                          13
                       (b)     One-Time FME Calculation ..................  13
                       (c)     Pillsbury Can Contracts ...................  14
                       (d)     Bulk Asparagus Transfers ..................  14
       3.5             Price Assumptions; Title Transfer .................  14
       3.6             Payment Terms                                        15
                       (a)     Product Invoices                             15
                       (b)     Management Fee Invoices ...................  15
                       (c)     Year-End Reconciliation Procedures ........  16
                       (d)     "Open Book Policy"                           16
                       (e)     Shrinkage                ....................17
                       (f)     Yields and Recoveries                        17
       3.7             Ancillary Services and Other Special Services .......17
       3.8             Pillsbury Right of Offset .........................  17

ARTICLE IV             VOLUME                                               18
       4.1             Annual Pack Plan ..................................  18
       4.2             Seneca Projection .................................  19
       4.3             Pillsbury's Purchase Commitment ...................  19
       4.4             Pack and Commitment Variations ....................  19
       4.5             Dry Bean Production ...............................  20

ARTICLE V              FINISHED PRODUCT SCHEDULING .......................  20
       5.1             Finished Product Scheduling .......................  20
       5.2             Labelling Capacity Requirements ...................  21
       5.3             Packaging Supplies ................................  21

ARTICLE VI             INVENTORY MANAGEMENT ..............................  22
       6.1             Initial Product Inventory .........................  22
       6.2             Warehousing Cost ..................................  22
       6.3             Sale of Products to Pillsbury .....................  22
       6.4             Inventory Shipping ................................  22
       6.5             Negative Pledge                                      23

ARTICLE VII            CAPITAL EXPENDITURES ..............................  23
       7.1             Restructuring Capital Plan ........................  23
       7.2             Amortization of RCP Investment ....................  24
       7.3             NonRCP Projects                                      24
       7.4             Mandatory Capital Investments .....................  24
       7.5             Sales Tax Refunds .................................  24

ARTICLE VIII           COST REDUCTIONS                                      25
       8.1             Cost Reduction Incentives .........................  25
       8.2             Cost Reduction in Supply Procurement ..............  25

ARTICLE IX             INSURANCE, TITLE AND RISK OF LOSS .................  25
       9.1             Title; Risk of Loss ...............................  25
       9.2             Insurance                                            25
               (a)     Worker's Compensation Insurance ...................  26
               (b)     Commercial General and Excess Liability Insurance    26
               (c)     Automobile Public Liability Insurance .............  26

ARTICLE X              QUALITY PERFORMANCE REQUIREMENTS ..................  26
       10.1            General                                              26
       10.2            Plant Inspection and Assessment ...................  27
       10.3            Product Quality                                      28
                       (a)     Approved Varieties                           28
                       (b)     Thermal Processing                           28
                       (c)     Product Specifications ....................  28
                       (d)     Acceptance of Product  ....................  28
                       (e)     Release of Product     ....................  29
                       (f)     Samples               ...................... 29

ARTICLE XI             PROPRIETARY SEED ..................................  29
       11.1            General Rules    ..................................  29
       11.2            Limited License  ..................................  29
       11.3            Third Party Contractors ...........................  30

ARTICLE XII            WARRANTIES, CLAIMS AND LIABILITIES ................  30
       12.1            Pure Food Guaranty ................................  30
       12.2            Good Manufacturing Practices ......................  30
       12.3            Indemnification  ..................................  31
                       (a)     Seneca   ..................................  31
                       (b)     Pillsbury .................................  31
       12.4            Survival          .................................  31

ARTICLE XIII           PERFORMANCE GOALS .................................  31

ARTICLE XIV            CONTINUITY ........................................  32

ARTICLE XV             INFORMATION SYSTEMS ...............................  32
       15.1            MIS      ..........................................  32
       15.2            Pillsbury Property ................................  33
       15.3            Software Warranties ...............................  33
       15.4            Software Security .................................  34
       15.5            Indemnification   .................................  35

ARTICLE XVI            CONFIDENTIALITY   .................................  35
       16.1            Acknowledgement   .................................  35
       16.2            Disclosure of Confidential Information ............  35
       16.3            Unprotected Data or Disclosures ...................  35
       16.4            No License Granted By Disclosure ..................  36
       16.5            No Independent Use Contemplated ...................  36
       16.6            Additional Protection .............................  36
       16.7            Survival of Obligations After Agreement Termination  36
       16.8            No Disclosure of Agreement ........................  36
       16.9            Remedies           ................................  36

ARTICLE XVII           TRADEMARKS, TRADENAMES, SERVICE MARKS AND
                       REGISTERED MARKS                                     37
       17.1            General Rules     .................................  37
       17.2            Marks at Sold Plant ...............................  37

ARTICLE XVIII          DISPUTE RESOLUTION ................................  37
       18.1            Alliance Review Board .............................  37
       18.2            Strategic Review Board ............................  37
       18.3            Mediation .........................................  38
       18.4            Arbitration .......................................  38

ARTICLE XIX            TERMINATION ........................................ 39
       19.1            Termination Rights ................................  39
       19.2            Effects of Termination ............................  40

ARTICLE XX             FORCE MAJEURE .....................................  42

ARTICLE XXI            EXCLUSIVITY .......................................  42
       21.1            Seneca Exclusivity ................................  42

ARTICLE XXII           ASSIGNMENT AND RELATIONSHIP .......................  43
       22.1            Assignment to Affiliates ..........................  43
       22.2            Relationship of Independent Contractors ...........  44
       22.3            Independent Labor Obligations .....................  44

ARTICLE XXIII          MISCELLANEOUS .....................................  44
       23.1            Notices ...........................................  44
       23.2            Publicity .........................................  44
       23.3            Survival  .........................................  45
       23.4            Severability ......................................  45
       23.5            Section Heading ...................................  45
       23.6            Governing Law .....................................  45
       23.7            Compliance with Law ...............................  45
               (a)     Fair Labor Standards Act ..........................  45
               (b)     Equal Opportunity Employment and Affirmative Action  45
       23.8            GMI Obligations                                      46
       23.9            Board Observation Rights ..........................  46
       23.10           Entire Understanding ..............................  46
                       (a)     Exhibits                 ..................  46
                       (b)     Quality Documents .........................  47
                       (c)     Performance Goals .........................  47
       23.11           No Seneca Breach ..................................  47



                                  Exhibit A


The following is a general description of the Alliance Plants, decribing both owned and the leased portions of the facilities in question:

Dayton, Washington

The Dayton plant includess an asparagus processing facility and warehouse, a pea seed treatment facitlity, asparagus greenhouse and research facility located in Dayton, Washington, and a leased spray field in the Dayton area. Also included for purposes of this Agreement are an agricultural administrative office as well as two receiving stations in Pasco, Washington, approximately 60 miles west of Dayton, as well as two hydrocoolers.

Buhl, Idaho

The Buhl plant includes a pea and corn processing facility, an agricultural shop and warehouses. Also included in the facility for purposes of this Agreement are wastewater fields located in the vicinity of Buhl.

Glencoe, Minnesota

The Glencoe plant includes a processing facility, an agricultural shop, a silage stack and lagoons, all located on several contiguous parcels of land.

Montgomery, Minnesota

The Montgomery plant includes a processing facility, an agricultural shop, a silage stack, a warehouse and wetland spray fields, all located on several contiguous parcels of land.

Blue Earth, Minnesota

The Blue Earth plant includes a processing facility, an agricultural shop, a silage stack, a warehouse and spray fields, all located on several contiguous parcels of land.

Mayville, Wisconsin

The Mayville plant includes a processing facility, a silage stack, warehouses and spray fields, all located on several contiguous parcels of land.